Exhibit 10.16

Execution Version

Notwithstanding anything herein to the contrary, the priority of the lien and security interest granted to the Second Lien Agent pursuant to or in connection with this Agreement and the exercise of any right or remedy by the Second Lien Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement dated as of July 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BMO Harris Bank N.A., as the First Lien Agent, and Babson Capital Finance LLC, as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this agreement or any Security Instrument with respect to the priority of the lien and security interest granted to the Second Lien Agent and the exercise of any right or remedy by the Second Lien Agent, the terms of the Intercreditor Agreement shall control

SECOND LIEN CREDIT AGREEMENT

Dated as of July 29, 2016

among

FINTECH MERGER SUB, INC.,

into which

FTS HOLDING CORPORATION

shall be merged,

as Borrower,

FINTECH ACQUISITION CORP.,

as Guarantor,

Cardconnect, llc

and

princeton payment solutions, llc,

as Subsidiary Guarantors

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BABSON CAPITAL FINANCE LLC,

as Administrative Agent, Joint Lead Arranger and Joint Bookrunner

BMO Capital Markets corp.,

as Joint Lead Arranger and Joint Bookrunner

-i-

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		52

4.01.	Conditions of Funding of Term Loan on the Closing Date	52

ARTICLE V REPRESENTATIONS AND WARRANTIES		55

5.01.	Existence, Qualification and Power	55
5.02.	Authorization; No Contravention; Consents	55
5.03.	Governmental Authorization; Other Consents	55
5.04.	Binding Effect	55
5.05.	Financial Statements; No Material Adverse Effect	56
5.06.	Litigation	56
5.07.	No Default	56
5.08.	Ownership of Property; Liens	56
5.09.	Environmental Compliance	57
5.10.	Insurance and Casualty	57
5.11.	Taxes	57
5.12.	ERISA Compliance	58
5.13.	Margin Regulations; Investment Company Act	58
5.14.	Disclosure	59
5.15.	Compliance with Laws	59
5.16.	Labor Matters	59
5.17.	Solvency	60
5.18.	Registered ISO	60
5.19.	Sanctions Concerns and Anti-Corruption Laws	60
5.20.	Responsible Officers	60
5.21.	Subsidiaries; Equity Interests; Loan Parties	60
5.22.	Collateral Representations	61
5.23.	Brokers	62
5.24.	Senior Indebtedness	62
5.25.	EEA Financial Institutions	63

ARTICLE VI AFFIRMATIVE COVENANTS		63

6.01.	Financial Statements	63
6.02.	Other Information	64
6.03.	Notices	65
6.04.	Payment of Obligations	66
6.05.	Preservation of Existence, Etc	66
6.06.	Maintenance of Properties	66
6.07.	Maintenance of Insurance; Condemnation Proceeds	66
6.08.	Compliance with Laws Generally; Environmental Laws	67
6.09.	Books and Records	67
6.10.	Inspection Rights, Meetings with Administrative Agent	67
6.11.	Compliance with ERISA	68

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6.12.	Use of Proceeds	68
6.13.	Material Contracts	68
6.14.	Covenant to Guarantee Obligations	68
6.15.	Covenant to Give Security	69
6.16.	Further Assurances	70
6.17.	Synovus Sponsorship Agreement	70

ARTICLE VII NEGATIVE COVENANTS		70

7.01.	Liens	70
7.02.	Indebtedness	72
7.03.	Investments	74
7.04.	Mergers, Dissolutions, Etc	75
7.05.	Dispositions	76
7.06.	Restricted Payments	76
7.07.	Change in Nature of Business	77
7.08.	Transactions with Affiliates	77
7.09.	Inconsistent Agreements	78
7.10.	Use of Proceeds	78
7.11.	Financial Covenants	78
7.12.	Amendment to First Lien Loan Documents; Amendment to Organization Documents	78
7.13.	Sale and Leaseback Transactions	79
7.14.	Prepayments, Etc. of Indebtedness	79
7.15.	Management Bonuses	79
7.16.	Sanctions	80
7.17.	Disqualified Equity Interest.	80
7.18.	Composition of Merchant Portfolio	80
7.19.	Holdings Covenant	80
7.20.	Anti-Layering.	80
7.21.	Holdings Preferred Equity Maximum Leverage	80

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		81

8.01.	Events of Default	81
8.02.	Remedies Upon Event of Default	83
8.03.	Application of Funds	83
8.04.	Equity Cure Right	84

ARTICLE IX ADMINISTRATIVE AGENT		85

9.01.	Appointment and Authority; Limitations on Lenders	85
9.02.	Rights as a Lender	86
9.03.	Exculpatory Provisions	86
9.04.	Reliance by Administrative Agent	87
9.05.	Delegation of Duties	87

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9.06.	Resignation of Administrative Agent	87
9.07.	Non-Reliance on Administrative Agent and Other Lenders	88
9.08.	No Other Duties, Etc	88
9.09.	Administrative Agent May File Proofs of Claim; Credit Bidding	88
9.10.	Collateral Matters	89
9.11.	Other Collateral Matters	89
9.12.	Right to Perform, Preserve and Protect	89
9.13.	[Reserved].	90
9.14.	Designation of Additional Agents	90
9.15.	Authorization to Enter into Intercreditor Agreement	90

ARTICLE X MISCELLANEOUS		90

10.01.	Amendments, Etc	90
10.02.	Notices; Effectiveness; Electronic Communication	92
10.03.	No Waiver; Cumulative Remedies	94
10.04.	Expenses; Indemnity; Damage Waiver	94
10.05.	Marshalling; Payments Set Aside	96
10.06.	Successors and Assigns	97
10.07.	Treatment of Certain Information; Confidentiality	100
10.08.	Right of Setoff	101
10.09.	Interest Rate Limitation	101
10.10.	Counterparts; Integration; Effectiveness	101
10.11.	Survival	102
10.12.	Severability	102
10.13.	Replacement of Lenders	102
10.14.	Governing Law; Jurisdiction; Etc	103
10.15.	Waiver of Jury Trial	103
10.16.	USA PATRIOT Act Notice	104
10.17.	No Advisory or Fiduciary Responsibility	104
10.18.	Attachments	104
10.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	104

ARTICLE XI CONTINUING GUARANTEE		105

11.01.	Guarantee	105
11.02.	Rights of Lenders	106
11.03.	Certain Waivers	106
11.04.	Obligations Independent	107
11.05.	Subrogation	107
11.06.	Termination; Reinstatement	107
11.07.	Subordination	108
11.08.	Stay of Acceleration	108
11.09.	Condition of Borrower	108
11.10.	Limitation of Liability	108

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SCHEDULES

1.01(c)	Responsible Officers
2.01	Commitments and Applicable Percentages
5.10	Insurance
5.12	Pension Plans
5.16	Labor Matters
5.21(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
5.21(b)	Loan Parties
5.22(b)	Intellectual Property
5.22(c)	Documents, Instruments, and Tangible Chattel Paper
5.22(d)(i)	Deposit Accounts & Securities Accounts
5.22(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
5.22(e)	Commercial Tort Claims
5.22(f)	Pledged Equity Interests
5.22(g)	Locations
5.22(h)	Material Contracts
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.08	Affiliate Transactions
10.02	Administrative Agent’s Office (and Account)

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved.]
C-1	[Reserved.]
C-2	Term Loan Note
D	Compliance Certificate
E	Excess Cash Flow Certificate
F	Assignment and Assumption
G	Closing Checklist
H	Joinder Agreement
I	Landlord Waiver
J	Authorization to Share Insurance Information
K	U.S. Tax Compliance Certificates

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SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 29, 2016, among FINTECH MERGER SUB, INC., a Delaware corporation (“Merger Sub” and, prior to and after the Closing Date Acquisition (as defined below), the “Borrower”) into which FTS HOLDING CORPORATION, a Delaware corporation (“FTS” and, immediately after giving effect to the consummation of the Closing Date Acquisition, the “Borrower”) shall merge, FINTECH ACQUISITION CORP., a Delaware corporation (“Holdings”), CARDCONNECT, LLC, a Delaware limited liability company (“CardConnect”), PRINCETON PAYMENT SOLUTIONS, LLC, a Delaware limited liability company (“Princeton”; each of Princeton and CardConnect may be referred to individually, as a “Subsidiary Guarantor” and collectively herein as “Subsidiary Guarantors”), EACH LENDER FROM TIME TO TIME PARTY HERETO (collectively, “Lenders” and individually, a “Lender”), and BABSON CAPITAL FINANCE LLC, as Administrative Agent.

Preliminary Statements

A. The Borrower has requested that Lenders provide a credit facility to Borrower to (i) fund a portion of the Closing Date Acquisition (as defined below) pursuant to the terms of the Closing Date Purchase Agreement (as defined below), (ii) repay all amounts owing under the Existing Agreement, (iii) provide for working capital and other general corporate purposes of the Borrower and its Subsidiaries and (iv) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Acquisition;

B. Borrower desires to secure all of its Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its property;

C. Holdings, which owns all of the Equity Interests of Borrower, is willing to guaranty all of the Obligations and to pledge to Administrative Agent, for the benefit of the Secured Parties, all of the Equity Interests of the Borrower and substantially all of its other property to secure the Obligations;

D. Subject to the terms hereof, each Subsidiary of the Borrower (other than any Excluded Subsidiary) is willing to guaranty all of the Obligations of the Borrower and to grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its property; and

E. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of (a) a majority equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a majority interest at the time it becomes exercisable by the holder thereof), or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business or division conducted by such Person.

“Acquisition Agreement Signing Date” has the meaning specified in Section 2.17(e).

“Acquisition Consideration” means, in connection with any Acquisition, the total cash consideration paid or payable (including without limitation, any deferred purchase price, including any seller debt), assumed Indebtedness incurred in connection therewith less any cash and Cash Equivalents reflected on the balance sheet of the target and its domestic Subsidiaries that are required to become Loan Parties hereto pursuant to Section 6.14 herein on the date such Acquisition is consummated immediately after giving effect to such Acquisition (but excluding, for the avoidance of doubt, any transaction costs, fees and expenses incurred in connection with any such Acquisition).

“Additional Lender” has the meaning specified in Section 2.17(c).

“Administrative Agent” means Babson Capital, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted pursuant to Section 9.06.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Margin” means 8.50% per annum with respect to Base Rate Loans and 9.50% per annum with respect to Eurodollar Rate Loans.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Lender’s Term Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Premium” means as of the date of the occurrence of an Applicable Premium Trigger Event:

(a) during the period of time from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Term Loan prepaid on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(b) during the period of time from the day after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, an amount equal to 1.0% of the principal amount of the Term Loan prepaid on such date in cash to the Administrative Agent for the ratable account of the Lenders; and

(c) from the day after the second anniversary of the Closing Date, zero.

“Applicable Premium Trigger Event” means any prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any insolvency proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; provided, that any mandatory prepayment required to be made pursuant to Section 2.06(b)(i), (ii) (other than in connection with a sale of all or substantially of assets) and (iv) shall not constitute an Applicable Premium Trigger Event.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BMO Capital Markets Corp. or Babson Capital, each as a joint lead arranger.

“Arrangers” means collectively, BMO Capital Markets Corp. and Babson Capital.

“Assignee Group” means two or more assignees of Loans or Commitments that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee of Loans or Commitments (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form reasonably acceptable to the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any synthetic lease or other similar financing lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of FTS and its Subsidiaries for the Fiscal Year ended December 31, 2015, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Year, including the notes thereto.

“Available Amount” means, on any date of determination, an amount equal to (a) the sum of (without duplication) (i) the cumulative amount of Net Cash Proceeds of any issuance of Equity Interests of the Borrower, or capital contribution to the Borrower (other than proceeds of any Permitted Cure Securities), received by the Borrower after the Closing Date and on or prior to such date, but only to the extent such Net Cash Proceeds are not otherwise applied hereunder by the Borrower and (ii) an amount determined on a cumulative basis equal to the portion of Excess Cash Flow (i.e., 75%, 50% or 25%, as applicable) for each full Fiscal Year ending after the Closing Date and prior to such date of determination that was not required to be applied to prepay the First Lien Obligations pursuant to Section 2.06(b)(i) of the First Lien Credit Agreement or the Obligations pursuant to Section 2.06(b)(i) hereof; minus (b) the aggregate amount of the Available Amount used to make Investments pursuant to Section 7.03(k) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination) minus (c) the aggregate amount of the Available Amount used to pay dividends and distributions pursuant to Section 7.06(i) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination) minus (d) the aggregate amount of the Available Amount used to pay or prepay Indebtedness pursuant to Section 7.14(f) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination) minus (e) the aggregate amount of the Available Amount used for Permitted Acquisitions pursuant to clause (d) of the defined term “Permitted Acquisition” during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination).

Notwithstanding anything herein to the contrary, usage of the Available Amount shall only be permitted in all cases to the extent that, immediately prior to giving effect to the transaction utilizing the Available Amount, no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom and usage (i) pursuant to Section 7.06(i), shall only be permitted to the extent that the Consolidated Total Net Leverage Ratio does not exceed 2.85 to 1.00, on a pro forma basis (calculating all Indebtedness as of such date and calculating Consolidated EBITDA as of the last day of the most recently ended twelve Fiscal Month period for which financial statements are required to be delivered pursuant to the terms of this Agreement) and (ii) pursuant to Section 7.14(f), shall only be permitted to the extent that that the Consolidated Total Net Leverage Ratio does not exceed 2.85 to 1.00, on a pro forma basis (including the incurrence of any Indebtedness in connection therewith) as of the last day of the most recently ended twelve Fiscal Month period for which financial statements are required to be delivered pursuant to the terms of this Agreement).

“Babson Capital” means Babson Capital Finance LLC.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest, which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be published, as quoted from such other generally available and recognizable national publication as Administrative Agent may select) or its equivalent for U.S. Dollar loans to borrowers located in the United States, for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the Eurodollar Rate (taking into account any interest rate floor), calculated for such day for an Interest Period of one month plus 1.00%; provided, however, at no time shall the Base Rate be less than 2.00% per annum.

“Base Rate Loan” means a Loan (or segment of a Loan) that bears interest based on the Base Rate.

“BMO” means BMO Harris Bank N.A.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 10.02(c).

“Borrowing” means a Term Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, Chicago, Illinois or New York, New York and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided, that, for purposes of this Agreement, the determination of whether a lease is required to be accounted for as a Capital Lease on the balance sheet of such Person shall be made by reference to GAAP as in effect on the Closing Date.

“Cash Collateral Account” means the escrow account established under that certain Escrow Agreement, dated as of the Closing Date, by and among Holdings, Falcon Strategic Partners V, L.P. and U.S. Bank, National Association, funded solely with $7,500,000 on the Closing Date.

“Cash Equivalents” means any of the following types of property, to the extent owned by Holdings or any of its Subsidiaries:

(a) cash, denominated in Dollars or, with respect to a Foreign Subsidiary, any other lawful currency;

(b) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c) commercial paper maturing no more than one year from the date of creation thereof and rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations;

(d) insured certificates of deposit or bankers’ acceptances of, or time deposits with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(e) readily marketable general obligations of any corporation organized under the laws of any state of the United States, payable in the United States, expressed to mature not later than twenty-four months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s;

(f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

(g) in the case of a Foreign Subsidiary, Investments of a kind or type similar to Cash Equivalents described above (replacing United States or any state, agency, instrumentality or municipality thereof with the corresponding Governmental Authorities of any foreign jurisdiction and using comparable ratings, if any, customary in the relevant jurisdiction) in any country other than the United States where such Foreign Subsidiary maintains a business location.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC HoldCo” means any Subsidiary, substantially all of the assets of which consist of the Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt of one or more CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by a Governmental Authority or (c) the making or issuance of any request, rule, guideline, interpretation, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Sponsor and its Fund Affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) Holdings shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of the Borrower; or

(c) the Borrower shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, except where such failure is the result of a transaction permitted under the Loan Documents; or

(d) any “change of control” or similar event or any exercise of a put under the Holdings Preferred Equity Documents; or

(e) any “change of control” or similar event under the First Lien Loan Documents.

“Closing Date” means July 29, 2016.

“Closing Date Acquisition” means the Acquisition provided for in the Closing Date Purchase Agreement.

“Closing Date Acquisition Documents” means the Closing Date Purchase Agreement and all other material documents executed between or among the Loan Parties and FTS in connection with the Closing Date Acquisition.

“Closing Date Purchase Agreement” means that certain Agreement and Plan of Merger dated as of March 7, 2016, among Holdings, Merger Sub and FTS pursuant to which FTS will merge with and into Merger Sub on the Closing Date, with Merger Sub continuing as the surviving corporation after the merger.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means, collectively, certain personal property of the Loan Parties or any other Person in which Administrative Agent or any Lender Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means a Term Loan Commitment.

“Commitment Letter” means the letter agreement, dated as of March 7, 2016 among Borrower and Administrative Agent.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means (x) net income (or loss) for the Measurement Period of the Borrower and its Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest unless received by Holdings or its Subsidiaries in a cash distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Holdings or is merged into or consolidated with Holdings; and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Documents) or requirement of law applicable to such Subsidiary, plus (y) (without duplication):

(i) any provision for (less, even if it results in a negative number, any benefit, including income tax credits, from) federal, state, local or other income and franchise taxes deducted (or included) in the determination of net income for the Measurement Period,

(ii) interest expense, non-use fees, letter of credit fees, amortization or write-off of debt discount, debt issuance, warrant or other equity issuance discounts, any unrealized net non-cash losses and net costs associated with permitted Swap Contracts in respect of the Loans and other indebtedness permitted under this Agreement (less, even if it results in a negative number, interest income) deducted (or included) in the determination of net income for the Measurement Period,

(iii) amortization and depreciation deducted in the determination of net income for the Measurement Period,

(iv) losses (less, even if it results in a negative number, gains) from Asset Dispositions included in the determination of net income for the Measurement Period,

(v) non-cash charges or expenses (less, even if it results in a negative number, non-cash gains or income) deducted (or included) in the determination of net income for the Measurement Period and for which no cash outlay (or cash receipt) is foreseeable prior to the Term Loan Maturity Date or, if later, the final scheduled installment in respect of the Term Loans; provided that if notwithstanding such foreseeability any such amount is paid in cash in a subsequent Measurement Period, such amount shall be deducted from net income to arrive at Consolidated EBITDA in such subsequent Measurement Period,

(vi) expenses and fees deducted in the determination of net income and incurred during the Measurement Period in connection with the consummation on the Closing Date of the Transaction, but in the case of such expenses and fees other than expenses and fees paid to Administrative Agent and Lenders, solely to the extent disclosed to Administrative Agent (provided that disclosure in a disbursement letter or flow of funds memorandum delivered on or prior to the Closing Date shall be sufficient) in an amount not to exceed $17,000,000 or incurred within the 12 month period immediately following the Closing Date in an amount not to exceed $500,000,

(vii) costs, expenses and fees deducted in the determination of net income and incurred during the Measurement Period and after the Closing Date in connection with the administration, any amendment, consent, waiver or other modification of the Loan Documents, the First Lien Loan Documents or other subordinated debt expressly permitted hereunder,

(viii) extraordinary items, other than gains and other items that increase net income (less, even if it results in a negative number, extraordinary gains and other items that increase net income) deducted (or included) in the determination of net income during the Measurement Period, net of related tax effects,

(ix) expenses deducted in the determination of net income during the Measurement Period and covered by indemnification or purchase price adjustments in connection with any Investment, to the extent actually received in cash during the Measurement Period, but only to the extent such indemnification or purchase price adjustment is not included in the calculation of net income in such Measurement Period or any future Measurement Period,

(x) expenses and fees deducted in the determination of net income during the Measurement Period and paid to non-Affiliates and which are incurred in connection with (A) the consummation (or attempted consummation) of any Permitted Acquisitions or any Acquisitions which would reasonably be expected to have (if they had been consummated) satisfied the requirements of the defined term “Permitted Acquisition” but for the fact they are not consummated and/or (B) issuances of equity securities, debt issuances or other financings, mergers, investments or dispositions permitted by the Loan Documents (in each case whether consummated or not); provided that the amount of such expenses and fees for all such non-consummated transactions shall not exceed $250,000 in any Fiscal Year (“Transaction Fees”),

(xi) losses deducted in the determination of net income during the Measurement Period, but for which insurance or indemnity recovery is (A) actually received in cash during the Measurement Period or (B) reasonably expected to be received in cash within the 365 day period following the end of the Measurement Period (it being understood to the extent such amounts are not so received in cash during such 365 day period such expenses shall constitute a deduction to Consolidated EBITDA in all periods which include all or part of such 365 day period),

(xii) expenses deducted in the determination of net income during the Measurement Period and reimbursed by third parties to the extent such reimbursements are actually received in cash during the Measurement Period,

(xiii) non-cash exchange or translation losses (less, even if it results in a negative number, non-cash exchange or translation gains) deducted (or included) in the determination of net income during the Measurement Period and arising from foreign currency hedging transactions or currency fluctuations,

(xiv) expenses deducted in the determination of net income during the Measurement Period and covered by contractual indemnification or refunding provisions in favor of the Borrower or any of its Subsidiaries to the extent actually paid or refunded in cash by a third party during such period,

(xv) any non-cash cost or expense deducted in the determination of net income during the Measurement Period and recorded with respect to stock options or other equity-based compensation and any management bonuses,

(xvi) restructuring charges or reserves and business optimization expenses, which shall include any restructuring costs and integration costs incurred in connection with the consummation of Permitted Acquisitions, tax reconciliation expenses, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense related to enhanced accounting function or any other costs incurred in connection with any of the foregoing, and costs, fees, and expenses paid in connection with an Event of Loss, in each case for any Measurement Period, only to the extent reasonably satisfactory to the First Lien Agent (or its assignee or replacement) until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) and thereafter the Administrative Agent and in an amount not to exceed 10% of Consolidated EBITDA in the aggregate for any such Measurement Period (calculated before giving effect to any such addbacks and adjustments) (“Non-Recurring Items”),

(xvii) non-cash deductions or charges (less, even if it results in a negative number, non-cash gains or positive adjustments) to net income attributable to purchase accounting adjustments made in accordance with GAAP, and

(xviii) for purposes of compliance with the financial covenants set forth in Section 7.11, the amount of any proceeds from the issuance of Permitted Cure Securities in respect of such Measurement Period.

“Consolidated Fixed Charge Coverage Ratio” has the meaning specified in the Compliance Certificate.

“Consolidated Total Net Leverage Ratio” has the meaning specified in the Compliance Certificate.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are maintained and with whom a Qualifying Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Core Business” means any material line of business conducted by FTS and its Subsidiaries as of the Closing Date and any business reasonably related, complementary or incidental thereto.

“Credit Extension” means a Borrowing.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to the rate of interest otherwise applicable hereunder plus 2% per annum, to the fullest extent permitted by applicable Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or the issuance of any Equity Interest by such Person.

“Disqualified Equity Interest” means any Equity Interest, other than the Holdings Preferred Equity, (a) that (i) matures or is redeemable at the option of the holder thereof on or prior to the date that is 180 days after the Term Loan Maturity Date, (ii) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), or (iii) (A) requires cash dividend payments prior to, or (B) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Term Loan Maturity Date and (b) is defined as “Disqualified Equity Interest” in the First Lien Credit Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or licenses relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges of Hazardous Materials to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in, including partnership, member or trust interests) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the higher of (a) the rate per annum equal to the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by Administrative Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that if at any time the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided further that, at no time shall the Eurodollar Base Rate be less than 1%.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding. The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan (or segment of a Loan) that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property by any Governmental Authority, or confiscation of such property or the requisition of the use of such property by any Governmental Authority.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excess” has the meaning specified in Section 2.17(f).

“Excess Cash Flow” has the meaning specified in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit E.

“Excluded Property” means, with respect to any Loan Party, (a) unless requested by the Administrative Agent or the Required Lenders, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (a) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (c) (i) the Equity Interests of any CFC or CFC HoldCo (or any Subsidiary thereof) of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Sections 6.14 or 6.15 or the Security Instruments and (ii) any assets of a CFC or CFC HoldCo (or any subsidiary thereof), (d) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property and (e) any general intangible, permit, lease, license, contract or other instrument of a Loan Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Security Agreement, under the terms thereof or applicable Law, is prohibited or would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), including any intent-to-use applications for trademarks to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, such applications or any registration issued as a result of such applications under applicable Law; provided that (x) any such limitation shall only apply to the extent that any such prohibition or right to terminate, accelerate or otherwise alter any Loan Party’s rights, titles and interests could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Security Instruments and shall be included as Collateral; provided, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds. products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any CFC HoldCo, (iii) any CFC, or (iv) any Subsidiary that is held directly or indirectly by a CFC or CFC HoldCo.

“Excluded Swap Obligation” means, with respect to any Loan Party (other than the direct counterparty of such Swap Obligation), any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) United States federal withholding Taxes that would not have been imposed but for such Lender’s failure to comply with Section 3.01(e) and (d) any United States withholding Taxes imposed under FATCA.

“Existing Agreement” means that certain Credit Agreement dated as of June 12, 2012, among FTS Holding Corporation, CardConnect, LLC, Princeton Payment Solutions, LLC, Bank of America, N.A., as administrative agent, and a syndicate of lenders, as amended through the Closing Date.

“Extraordinary Expenses” means all reasonable and documented costs, expenses, liabilities or advances that Administrative Agent incurs during a Default or Event of Default, or during the pendency of a proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action by Administrative Agent pursuant to this Agreement; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreements and any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Facility” means the Term Loan Facility.

“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of March 7, 2016 among Borrower and Administrative Agent.

“First Data Agreement” means that certain Amended and Restated Merchant Program Processing Agreement dated April 1, 2012 among First Data Merchant Services Corporation, Wells Fargo Bank, N.A. and CardConnect, LLC (f/k/a Financial Transaction Services, LLC), as amended October 27, 2015.

“First Lien Agent” means BMO in its capacity as “Administrative Agent” under and as defined in the First Lien Credit Agreement, and any successor administrative agent under the First Lien Loan Documents.

“First Lien Credit Agreement” shall mean the Credit Agreement dated as of even date herewith among the Borrower, Holdings, the Loan Parties, BMO, as administrative agent, and the other agents and lenders party thereto, as the same may be amended, restated, amended and restated, renewed, refunded, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“First Lien Facility” means the Facility (as defined in the First Lien Credit Agreement, as the same may be amended, restated, amended and restated, renewed, refunded, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement).

“First Lien Indebtedness” means Indebtedness incurred by the Loan Parties under the First Lien Loan Documents, as the same may be amended, restated, amended and restated, renewed, refunded, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“First Lien Lenders” shall mean “Lenders” as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and each of the “Loan Documents” as such term is defined in the First Lien Credit Agreement.

“First Lien Obligations” shall mean “First Lien Obligations” as defined in the Intercreditor Agreement.

“First Lien Revolving Credit Commitments” means “Revolving Credit Commitment” as such term is defined in the First Lien Credit Agreement.

“First Lien Revolving Loans” means “Revolving Loan” as such term is defined in the First Lien Credit Agreement.

“First Lien Term Loans” means “Term Loan” as such term is defined in the First Lien Credit Agreement.

“Fiscal Month” means each fiscal month of the Borrower and its Subsidiaries ending on or about the last day of each calendar month, as established by the Borrower from time to time.

“Fiscal Quarter” means each fiscal quarter of the Borrower and its Subsidiaries as established by the Borrower from time to time.

“Fiscal Year” means each twelve Fiscal Month period of the Borrower and its Subsidiaries, ending on December 31 of each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Conveyance” has the meaning specified in Section 11.10.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fund Affiliates” shall mean, with respect to any person, any other person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such person and (b) is organized by the former such person (or by a person controlling both of such persons) primarily for the purpose of making equity or debt investments in one or more companies, but, in each case, not including any of such person’s portfolio companies.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject to Sections 1.03(b) and 1.03(c) below.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that with respect to clause (b) of the preceding sentence, if the subject Indebtedness or other obligation is non-recourse, then the amount of such Guarantee shall be deemed to be the lower of the amount of such Guarantee determined pursuant to the foregoing terms of this sentence or the fair market value of the property subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings, each Subsidiary Guarantor and each other Person that becomes a guarantor of all or part of the Obligations after the Closing Date pursuant to Section 6.14 of the Agreement or otherwise.

“Hazardous Materials” means all substances or wastes listed, defined or regulated pursuant to any Environmental Law as explosive, radioactive, hazardous, toxic or as pollutants and petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Preferred Equity” means the Series A Preferred Stock issued to Falcon Strategic Partners V, L.P. pursuant to the Holdings Preferred Equity Documents.

“Holdings Preferred Equity Documents” means (i) the FinTech Acquisition Corp. Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, (ii) the Securities Purchase Agreement dated as of June 23, 2016, by and between Holdings and Falcon Strategic Partners V, LP, and (iii) Escrow Agreement dated as of July 29, 2016 by and among Holdings, Falcon Strategic Partners V, L.P. and U.S. Bank, National Association, and (iv) Management Rights Letter dated as of July 29, 2016 by and between Holdings and Falcon Strategic Partners V, L.P.

“Immaterial Subsidiary” means any Subsidiary that (i) has no active operations, (ii) generates no income and (iii) holds no assets that are, individually or in the aggregate, material to the business or operations of the Loan Parties.

“Increase” has the meaning specified in Section 2.17(a).

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and salaries and other accrued compensation incurred in the Ordinary Course of Business and not more than one hundred and eighty (180) days past due) and any obligations with respect to earnouts and other similar contingent obligations incurred in connection with Permitted Acquisitions, in each case with respect to earnouts and other similar contingent obligations to the extent such obligations would be required to be set forth as liabilities on a balance sheet in accordance with GAAP;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of any such non-recourse indebtedness shall be limited to the lesser of (i) the fair market value of any property securing such indebtedness and (ii) the aggregate outstanding amount of such indebtedness;

(f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made expressly non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything herein to the contrary, the Indebtedness of any Person shall not include Settlement Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among Administrative Agent, First Lien Agent, and the Loan Parties.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided that if any Interest Period for a Eurodollar Loan is greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (ii) with respect to the portion prepaid or converted, any date that a Term Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date with respect to such Loan; and (b) as to any Base Rate Loan, (i) the last Business Day of each month with respect to interest accrued through the last day of the month ending immediately prior to such date, (ii) with respect to the portion prepaid or converted, any date that a Term Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date with respect to such Loan; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon written demand of Administrative Agent.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending, in each case, on the date one, two, three or six months thereafter, or if available to each applicable Lender, nine or twelve months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loan unless the sum of (a) the aggregate principal amount of the Term Loan that is Base Rate Loans plus (b) the aggregate principal amount of the Term Loan that is Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loan on such payment date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the ownership, purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal thereon (whether as principal, interest, dividends, distributions, proceeds or otherwise) (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange and the amount of any loans and advances constituting Investments shall be the principal amount thereof remaining unpaid, exclusive of any paid-in-kind or accrued interest or fees thereon.

“ISO” means a registered “independent sales organization” with Visa and a registered “member service provider” with MasterCard in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H executed and delivered in accordance with the provisions of Sections 6.14 and 6.15.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” means an election by the Borrower with respect to a Limited Condition Acquisition that the satisfaction of certain conditions shall be determined as set forth in Section 1.06 and 2.17 and in clauses (c) and (e) of the definition of Permitted Acquisition.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” means (a) each Lender, (b) Administrative Agent, (c) each Related Party entitled to indemnification under Section 10.04(b) hereof, and (d) the successors and assigns permitted by Section 9.06 of each of the foregoing.

“Lender Party Expenses” has the meaning set forth in Section 10.04(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent in writing.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means a Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit under Article II in the form of a Term Loan, including any Increases.

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Security Instrument, the Intercreditor Agreement, any instrument identified as a “Loan Document” and all other instruments and documents heretofore or hereafter executed by a Loan Party and delivered to or in favor of any Lender or Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement (other than the Closing Date Acquisition Documents).

“Loan Obligations” means all Obligations.

“Loan Parties” means Borrower, Holdings and the Subsidiary Guarantors, collectively.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, properties (taken as a whole), liabilities (actual or contingent, but taken as a whole) or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment on the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document, in the case of payment obligations, as the same become due in the ordinary course; or (c) a material adverse effect upon the validity or enforceability against any Loan Party of any Loan Document to which it is a party; provided that for purposes of the initial extensions of credit and all representations and warranties made on the Closing Date, and the condition precedent in Section 4.01(j), “Material Adverse Effect” shall mean only a Material Adverse Effect (as defined in the Closing Date Purchase Agreement) and shall disregard consummation of the Merger (as defined in the Closing Date Purchase Agreement).

“Material Contract” means, with respect to any Person, any contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Term Loan Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) consecutive Fiscal Months of the Borrower and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 6.01(a) or 6.01(b).

“Merchant Card Portfolio” means contracts with merchants to provide electronic credit and/or debit card authorization and payment processing systems and services.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, a Subsidiary thereof or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (at least one of which is a Loan Party, a Subsidiary thereof or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Loan Party (or any Subsidiary) from or in respect of such transaction or event (including deferred payments and cash proceeds of any initial non-cash proceeds of such transaction), less (a) any out-of-pocket expenses paid to an unaffiliated Person that are reasonably incurred by such Loan Party or Subsidiary in connection therewith, including any taxes paid or reasonably estimated by the applicable Loan Party or Subsidiary to be payable by such Person in respect of such cash proceeds or in respect of the repatriation of such cash proceeds (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds) and (b) in the case of a Disposition or Event of Loss, the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such Disposition or Event of Loss, and any taxes paid or reasonably estimated by the applicable Loan Party or Subsidiary to be payable by such Person in respect of such Disposition or Event of Loss or in respect of the repatriation of such proceeds (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means any or all of the Term Loan Notes.

“Obligations” means all amounts owing by any Loan Party to Administrative Agent, any Lender or any other Lender Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Administrative Agent incurred and payable by the Loan Parties pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof; provided, that Obligations shall not include Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means the ordinary course of business of the Borrower and its Subsidiaries, consistent with past practices, where relevant, and undertaken in good faith.

“Organization Documents” means, as applicable with respect to any Person, its certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); its certificate or articles of formation or organization and operating agreement; or its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means, as applicable, the aggregate outstanding principal amount of the Term Loans on any date after giving effect to any Borrowings, prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in clause (d) of Section 10.06.

“Participation Register” has the meaning specified in clause (d) of Section 10.06.

“Payment in Full” or “Payment in Full of the Obligations” means (a) the payment in full in cash of all Loan Obligations (other than contingent indemnification claims for which no claim has been asserted), together with all accrued and unpaid interest and fees thereon, (b) the Commitments shall have terminated or expired, and (c) all claims of the Loan Parties against any Lender Party arising in connection with the Loan Documents on or before the payment date shall have been released on terms reasonably acceptable to Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by a Loan Party (other than Holdings) so long as:

(a) such Acquisition shall be structured as (1) an asset acquisition by such Loan Party of all or substantially all of the assets of the Person whose assets are being acquired (or all or substantially all of a line or lines of business of such Person), (2) a merger of the Person to be acquired with and into such Loan Party, with such Loan Party as the surviving corporation in such merger, or (3) a purchase of no less than 100% of the equity interests of the Person to be acquired by such Loan Party;

(b) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition, such Acquisition shall be consummated in all material respects in accordance with the terms of the agreements and documents related thereto, in material compliance with all applicable Laws, and the line or lines of business of the Person to be acquired constitute Core Businesses;

(c) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition; provided that if such Acquisition is a Limited Condition Acquisition, this clause (c) shall require solely that no Default or Event of Default shall exist on the Acquisition Agreement Signing Date;

(d) the Acquisition Consideration of such Acquisition, when aggregated with the Acquisition Consideration of all other Acquisitions consummated during the term of this Agreement, shall not exceed $115,000,000 plus the Available Amount; provided that with respect to Permitted Foreign Acquisitions the aggregate Acquisition Consideration of all Permitted Foreign Acquisitions consummated during the term of this Agreement shall not exceed $11,500,000 plus the Available Amount;

(e) after giving pro forma effect to such Acquisition, for the most recently completed twelve Fiscal Month period for which financial statements are required to be delivered pursuant to Section 6.01, the Consolidated Total Net Leverage Ratio does not exceed the lesser of (x) 4.00:1.00 and (y) the maximum Consolidated Total Net Leverage Ratio then permitted under Section 7.11(b) hereof for the most recently ended Fiscal Quarter for which financial statements are required to be delivered pursuant to Section 6.01, provided that if such Acquisition is a Limited Condition Acquisition, the condition set forth above shall be tested on the Acquisition Agreement Signing Date;

(f) the target of such Acquisition shall have positive pro forma EBITDA (calculated in a manner that is substantially consistent with the manner in which Consolidated EBITDA is calculated hereunder) for the most recent twelve month period prior to the acquisition date for which financial statements are available;

(g) for any Acquisition with an Acquisition Consideration in excess of $7,500,000 Borrower shall have furnished Administrative Agent within ten (10) days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice of such intended Acquisition and shall have furnished Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed) and a due diligence package, reasonably satisfactory to Administrative Agent, which package shall include, without limitation, the following with regard to the Acquisition: (1) a pro forma balance sheet and pro forma financial projections (each, after giving effect to such Acquisition) for the Borrower and its Subsidiaries for the twelve (12) month period following such Acquisition (prepared on a monthly basis) or through the remaining term of this Agreement; and (2) to the extent available, historical financial statements of the Person to be (or whose assets are to be) acquired for the two Fiscal Years prior to such Acquisition (or, if such Person has not been in existence for two years, for each year such Person has existed);

(h) Borrower shall have furnished to Administrative Agent prior to the date on which any such Acquisition is to be consummated or such later time as Administrative Agent may allow, a certificate of a Responsible Officer of Borrower, in form reasonably satisfactory to Administrative Agent, (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (e) above (and such certificate shall be updated as necessary to make it accurate as of the date the Acquisition is consummated or as of the Acquisition Agreement Signing Date, as applicable);

(i) at or prior to the closing of any such proposed Permitted Acquisition, Administrative Agent will be granted a second priority perfected Lien (subject to Permitted Liens and to the provisions of Section 6.15) in substantially all assets acquired pursuant thereto or, to the extent required by Section 6.15 and the other Loan Documents, in the assets and Equity Interests of the Person being acquired, and the Loan Parties and such Person shall have executed such documents and taken such actions as may be reasonably required by Administrative Agent in connection therewith (including the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of the Borrower, its Subsidiaries and such Person authorizing such Permitted Acquisition and the granting of Liens described herein, (B) customary legal opinions, in form and substance reasonably acceptable to Administrative Agent, with respect to the transactions described herein and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 5.10); and

(j) such Permitted Acquisition shall (i) involve assets (A) except with respect to a Permitted Foreign Acquisition, principally located in the United States (and, in connection with the acquisition of the Equity Interests of a Person being acquired, such Person shall be organized under the laws of a state within the United States) (any Acquisition that satisfies all of the conditions to satisfy a Permitted Acquisition, other than this clause (j)(i)(A) is referred to herein as a “Permitted Foreign Acquisition”) or (B) be a Permitted Foreign Acquisition and (ii) involve assets comprising a business which would not subject Administrative Agent or any Lender to regulatory or third party approvals attributable to such Lender in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such proposed Permitted Acquisition.

“Permitted Cure Security” means an equity security other than Disqualified Equity Interest.

“Permitted Earn-Out” means, with respect to Permitted Acquisitions, the unsecured obligations of any Loan Party or Subsidiary to make further payments to the seller in such Permitted Acquisition after the initial date of consummation of such Permitted Acquisition which are on the account of or characterized as additional consideration for such Permitted Acquisition and are contingent on the financial performance of the acquired entity or acquired business after the initial date of consummation of such Permitted Acquisition; provided that the aggregate maximum amount of Permitted Earn-Outs shall not exceed $5,750,000 at any time outstanding; provided, further, “Permitted Earn Outs” shall not include payments made pursuant to transactions for the sale or purchase of products or services entered into in the ordinary course of business on then-market terms for comparable arm’s length transactions; provided further, that such Permitted Earn-Outs shall be subordinated to the Obligations in right of payment and exercise of rights and remedies pursuant to a written subordination agreement in form and substance reasonably satisfactory to Administrative Agent.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Seller Debt” means unsecured Indebtedness owing to a seller with respect to a Permitted Acquisition so long as such Indebtedness is subordinated to the Obligations in right of payment and exercise of rights and remedies pursuant to a written subordination agreement in all respects acceptable to the Administrative Agent in its sole discretion.

“Permitted Tax Distributions” means, so long as Borrower is a member of a consolidated, combined, unitary or similar income tax group of which Holdings is the common parent (a “Tax Group”) (or Borrower is a disregarded entity directly or indirectly owned by a member of such a Tax Group), cash distributions to Holdings, to pay such consolidated, combined, unitary or similar income taxes attributable to the income of Borrower and its Subsidiaries, in an amount not to exceed the income tax liability that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis if the Borrower was a corporation that was the parent of such consolidated, combined, unitary or similar group and had consistently filed such tax returns on a stand-alone basis (taking into account any tax attributes (including carryforwards) that would have been available to Borrower on such a return); provided that, the amount otherwise calculated pursuant to this provision shall be reduced by any such income taxes paid or to be paid directly by Borrower or any Subsidiary of Borrower.

“Permitted Transfers” means (a) Dispositions of property in the Ordinary Course of Business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others or the termination of leases or subleases, in each case, not interfering in any material respect with the business of the Borrower and its Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value; (f) issuances of Equity Interests (other than Disqualified Equity Interest) of Holdings, (g) issuances of Equity Interests (other than Disqualified Equity Interest) of any Subsidiary of Holdings to its direct parent, and (h) the lapse of registered patents, trademarks and other intellectual property to the extent such lapse could not reasonably be expected to have a Material Adverse Effect and so long as such lapse is not materially adverse to the interests of the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 10.02(c).

“Pro Forma Acquisition EBITDA” means Consolidated EBITDA (calculated in the same manner as Consolidated EBITDA) attributable to the target of each Permitted Acquisition (with such pro forma adjustments for excess owner’s compensation, owner’s personal expenses and other expenses, all as are directly attributable to such Permitted Acquisition, reasonably identifiable, expected to be realized within 12 months of the date of such Permitted Acquisition, and otherwise reasonably acceptable to Administrative Agent based upon data presented to Administrative Agent to its reasonable satisfaction) consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Borrower and its Subsidiaries have been delivered to Administrative Agent pursuant to Section 6.01(b); provided, that no pro forma effect shall be given to any Permitted Acquisition that occurs during such Measurement Period unless the Administrative Agent has been provided a quality of earnings report from a financial advisor of national standing reasonably satisfactory to the First Lien Administrative Agent (or its assignee or replacement) until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement) and thereafter, the Administrative Agent, and the holders of the Holdings Preferred Equity, to the extent that giving pro forma effect to such transaction would result in an increase in Consolidated EBITDA of five percent (5%) or more.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Control Agreement” shall mean a customary agreement, among a Loan Party, a depository institution or securities intermediary, the First Lien Agent, and the Administrative Agent (if applicable), which agreement is in form and substance reasonably acceptable to the First Lien Agent and the Administrative Agent and which provides the First Lien Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Recipient” means (a) Administrative Agent, (b) any Lender, or (c) any other recipient (including, for the avoidance of doubt, any assignee or Participant) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments; but if at least two unaffiliated Lenders exist, Required Lenders must include at least two unaffiliated Lenders..

“Responsible Officer” means (i) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (including without limitation Permitted Tax Distributions), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment of management, consulting, monitoring, advisory or similar fees to any board member or holder of any capital stock or other Equity Interest of Holdings or any Subsidiary or any Affiliate of any such board member or holder or (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any economic or financial sanction or trade embargo administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Security Agreement” means the Security and Pledge Agreement dated as of the date hereof by the Loan Parties and Administrative Agent for the benefit of the Lender Parties.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Qualifying Control Agreements, all security agreements pertaining to Intellectual Property, any landlord lien waiver, warehouseman’s or bailee’s letter or similar agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to Administrative Agent or the Lenders a Lien in property as security for all or any portion of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Settlement Obligations” means obligations of any Person that relate to the advance funding of interchange fees made to merchants by Synovus Bank (which fees are subsequently deducted from fees collected from such merchants by Synovus Bank on a periodic basis).

“Solvent” means, with respect to any Person on any date of determination, that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Closing Date Purchase Agreement Representations” shall mean the representations made by FTS and its subsidiaries in the Closing Date Purchase Agreement as are material to the interests of the Lenders, but only to the extent that FTS (or its applicable Affiliate) has the right to terminate its obligations under the Closing Date Purchase Agreement (or the right not to consummate the Closing Date Acquisition pursuant to the Closing Date Purchase Agreement) as a result of a breach of such representations in the Closing Date Purchase Agreement.

“Specified Representations” means the representations and warranties made by Holdings, Guarantors and the Borrower set forth in Sections 5.01(a), 5.01(b)(ii) (with respect to the Loan Parties), 5.02(a) (solely as it relates to the Loan Documents), 5.02(b)(i) (solely as it relates to the Loan Documents), 5.02(b)(iii) (solely as it relates to the Loan Documents), 5.03, 5.04, 5.13, 5.17, 5.19, 5.22(a) and 5.24.

“Sponsor” means FTVentures Management III, LLC, a Delaware limited liability company.

“Subordinated Debt” means Indebtedness incurred by any Loan Party which by its terms (i) is subordinated in right of payment to the prior payment of the Obligations and as to collateral security and (ii) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Administrative Agent in its sole discretion.

“Subordinated Debt Documents” means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and in any event, including any other Person the accounts of which would be consolidated with such Person in accordance with GAAP as of the date of determination. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” and “Subsidiary Guarantors” has the meaning specified in the introductory paragraph hereto, and shall include each other Subsidiary that becomes a Guarantor of all or a part of the Obligations after the Closing Date pursuant to Section 6.14 of the Agreement or otherwise. Notwithstanding anything to the contrary herein, no CFC or CFC HoldCo (or, in each case, any Subsidiary thereof) shall be a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synovus Sponsorship Agreement” means that certain Sponsorship Agreement dated as of October 10, 2007 between CardConnect, LLC, as assignee of Vanco Payment Solutions, Inc., as successor in interest to Veracity Payment Solutions, Inc., and Synovus Bank, as successor to Columbus Bank and Trust Company.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Lender” means each Lender that has a Term Loan Commitment or, following termination of the Term Loan Commitments, has Term Loans outstanding.

“Term Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to Borrower pursuant to Section 2.01(b) or any Increase under an incremental term facility pursuant to Section 2.17.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to Borrower on the Closing Date pursuant to Section 2.01(b) in an aggregate original principal amount equal to the amount set forth opposite such Term Lender’s name on Schedule 2.01.

“Term Loan Facility” means the facility described in Section 2.01(b), providing for Term Loans to Borrower by the Term Lenders in the original aggregate principal amount of $40,000,000.

“Term Loan Maturity Date” means July 29, 2022.

“Term Loan Note” means a promissory note made by Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.

“Threshold Amount” means $2,875,000.

“Total Outstandings” means the Outstanding Amount of all Loans.

“Transaction” means, individually or collectively as the context may indicate, (a) the entering by the Loan Parties into the Loan Documents and First Lien Loan Documents to which they are a party and the funding of the First Lien Facility and the Term Loan Facility, (b) the issuance of the Holdings Preferred Equity and (c) the Closing Date Acquisition.

“TSYS Processing Agreement” means that certain Processing Services Agreement dated November 1, 2015 between TSYS Acquiring Solutions, L.L.C. and CardConnect, LLC.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests granted to Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Any pro forma calculation of the financial covenants set forth in Section 7.11 hereof for the purposes set forth in this Agreement shall be made as if all Indebtedness incurred or Acquisitions or Dispositions of a Subsidiary or business segment made prior to the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which Borrower has delivered (or was required to deliver) financial statements pursuant to Sections 6.01(a) or 6.01(b). All defined terms used in the calculation of the financial covenants set forth in Section 7.11 hereof shall be calculated on a historical pro forma basis giving effect, during any Measurement Period that includes any Permitted Acquisition, to the actual historical results of the Person or line of business so acquired and which amounts shall include adjustments as contemplated by the Pro Forma Acquisition EBITDA definition.

(d) In computing financial ratios and other financial calculations of the Borrower and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness shall be calculated at par value irrespective of whether the Borrower has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claims,” “Commodity Account”, “Commodity Contract”, “Deposit Account,” “Documents,” “Electronic Chattel Paper,” “General Intangible,” “Instrument,” “Inventory,” “Tangible Chattel Paper” and “Securities Account.”

1.05. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06. Limited Condition Acquisitions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then, following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, in connection with any subsequent calculation of any ratio or basket with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness or the Disposition of assets (including without limitation via a sale-leaseback transaction) (a “Subsequent Transaction”) on or following such date of the execution of the definitive agreement and prior to the earlier of the date on which such acquisition or Investment is consummated or such definitive agreement is terminated or expires without consummation of such acquisition or Investment, for purposes of determining whether such Subsequent Transaction is permitted, any such ratio or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. Notwithstanding anything to the contrary herein, in no event shall there be more than one Limited Condition Acquisition at any time outstanding.

1.07. Foreign Currency. Transactions with Foreign Subsidiaries permitted hereunder that are denominated in Dollars shall be deemed to be the dollar equivalent of any such transactions that are actually funded in a foreign currency, if applicable, using prevailing exchange rates at the time of such transaction and without giving effect to fluctuations in exchange rates.

1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loan Commitments.

(a) [Reserved].

(b) Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. The advance of the Term Loan shall be made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the Term Loan Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Borrowing.

(i) Initial Borrowing. Upon satisfaction of the conditions set forth in Section 4.01, the initial Borrowing will be disbursed on the Closing Date.

(ii) Subsequent Borrowings. In the event of an Increase under Section 2.17, Borrower shall give written notice in the form of a Commitment Loan Notice to Administrative Agent of the proposed Borrowing of the Term Loans not later than (a) in the case of a Base Rate Loan, 11:00 a.m. at least one Business Day prior to the proposed date of such Borrowing, and (b) in the case of a Eurodollar Rate Loan, 11:00 a.m. at least one Business Day prior to the proposed date of such Borrowing (or, in each case, such shorter period as may be agreed to by Administrative Agent). Each such Commitment Loan Notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of Borrowing and, in the case of a Eurodollar Rate Loan, the initial Interest Period therefor. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender with a Term Loan Commitment thereof. Not later than 11:00 a.m. on the date of the proposed Term Loan Borrowing, so long as neither the Administrative Agent nor each Lender has received written notice that the conditions precedent set forth in Section 4 with respect to such Borrowing have not been satisfied, each Lender with a Term Loan Commitment shall wire, in immediately available funds, such Lender’s Applicable Share of such Borrowing as to the accounts and Persons specified in the Commitment Loan Notice (and each Lender agrees to confirm in writing (including by e-mail) to the Administrative Agent that it has funded its Applicable Share of such Borrowing (it being agreed by each of the parties hereto that Administrative Agent may conclusively rely on such written confirmation from a Lender as evidence that such Lender has in fact funded its Applicable Share of such Borrowing)). The failure of a Lender to fund its Applicable Share of a Term Loan required hereunder shall not relieve any other Lender of its obligation to fund its Applicable Share of such Term Loan, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Lender to fund its Applicable Share of any Term Loan required hereunder. The Borrowing shall be on a Business Day.

(b) [Reserved].

(c) Conversion; Continuation; Automatic Conversion.

(i) Borrower may, upon irrevocable written notice to Administrative Agent elect (A) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Loans of the other type or (B) as of the last day of the applicable Interest Period, to continue any Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Interest Period; provided that any conversion of a Eurodollar Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.05. Borrower shall give written notice to Administrative Agent of each proposed conversion or continuation in the form of a Commitment Loan Notice not later than (A) in the case of conversion into Base Rate Loans, 11:00 a.m. on the proposed date of such conversion and (B) in the case of conversion into or continuation of Eurodollar Rate Loans, 11:00 a.m. at least three Business Days prior to the proposed date of such conversion or continuation, specifying: (1) the proposed date of conversion or continuation; (2) the aggregate amount of Loans to be converted or continued; (3) the type of Loans resulting from the proposed conversion or continuation; and (4) in the case of conversion into, or continuation of, Eurodollar Rate Loans, the duration of the requested Interest Period therefor.

(ii) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, Borrower has failed to timely select a new Interest Period to be applicable to such Eurodollar rate Loans, Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective on the last day of such Interest Period. Administrative Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.02 or, if no timely notice is provided by Borrower, of the details of any automatic conversion. During the existence of a Default or an Event of Default, at the election of Administrative Agent or Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) Interest Periods. After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Facilities.

(e) [Reserved].

2.03. [Reserved].

2.04. [Reserved].

2.05. Repayment of Loans.

(a) Term Loan. The outstanding principal balance of the Term Loan (including any Increase pursuant to Section 2.17) shall be paid in full on the Maturity Date.

(b) [Reserved].

(c) [Reserved].

2.06. Prepayments.

(a) Optional.

(i) Borrower may, upon notice to Administrative Agent from Borrower, voluntarily prepay Term Loans in whole or in part subject to the Applicable Premium; provided that (A) such notice must be received by Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $500,000; (C) any prepayment of Base Rate Loans shall be in a principal amount of at least $250,000 or, in each case, if less, the entire principal amount thereof then outstanding; and (D) any such prepayment shall be accompanied by all accrued interest on the amount prepaid, together with the Applicable Premium . Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that the prepayment is conditioned upon the effectiveness of other credit facilities, acquisitions or dispositions, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.06(a) shall be applied to the principal repayment installments thereof in such manner as Borrower may elect. Subject to Section 2.16, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of each of the relevant Facilities. Notwithstanding any provisions in this Section 2.06 to the contrary, no voluntary prepayment of the Term Loans, other than any voluntary prepayments made with the Available Amount, shall be permitted or required pursuant to this Section 2.06 until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement).

(ii) [Reserved].

(iii) Upon the occurrence of an Applicable Premium Trigger Event, Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Applicable Premium. Notwithstanding any provision in this Agreement or any other Loan Document, if payment of the Applicable Premium is prohibited by the terms of the Intercreditor Agreement, such Applicable Premium shall nonetheless be added to the Obligations.

(b) Mandatory. Notwithstanding the following provisions in this Section 2.06(b), no prepayment of Term Loans shall be permitted or required pursuant to this Section 2.06(b) until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement).

(i) Excess Cash Flow. Within 120 days after the end of each Fiscal Year of the Borrower, Borrower shall prepay an aggregate principal amount of Loans equal to 75% of Excess Cash Flow for the Fiscal Year covered by such financial statements beginning with the Fiscal Year ending December 31, 2016 (provided that the Excess Cash Flow for the Fiscal Year ending December 31, 2016 shall be calculated for the period from the Closing Date through December 31, 2016) less, without duplication of amounts deducted in any prior period, on a dollar-for-dollar basis an amount equal to all voluntary prepayments of (x) the Term Loans and the First Lien Term Loans and (y) to the extent accompanied by a corresponding permanent reduction in the First Lien Revolving Credit Commitments, the First Lien Revolving Loans, in each case made during such preceding Fiscal Year; provided that (i) if the Consolidated Total Net Leverage Ratio (determined as of the last day of such Fiscal Year by reference to the Compliance Certificate delivered together with the financial statements delivered pursuant to Section 6.01(a) for such Fiscal Year) shall be 3.00 to 1.00 or less as of the end of the most recent two consecutive Fiscal Quarters and no Default or Event of Default has occurred and is continuing, Borrower shall prepay an aggregate principal amount of Loans equal to 50% of Excess Cash Flow for such Fiscal Year and (ii) if the Consolidated Total Net Leverage Ratio (determined as of the last day of such Fiscal Year by reference to the Compliance Certificate delivered together with the financial statements delivered pursuant to Section 6.01(a) for such Fiscal Year) shall be 2.50 to 1.00 or less as of the end of the most recent two consecutive Fiscal Quarters and no Default or Event of Default has occurred and is continuing, Borrower shall prepay an aggregate principal amount of Loans equal to 25% of Excess Cash Flow for such Fiscal Year.

(ii) Asset Dispositions. Subject to Section 2.06(b)(v)(D), if any Loan Party or any of its Subsidiaries Disposes of, or suffers an Event of Loss of, any property (other than any Disposition of any property permitted by Sections 7.05(a), (c) or (d)) which results in Net Cash Proceeds in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year in excess of $250,000, Borrower shall prepay an aggregate principal amount of Loans equal to such excess Net Cash Proceeds promptly after receipt thereof by such Person; provided that so long as no Event of Default shall have occurred and be continuing, the recipient of any such Net Cash Proceeds realized in a Disposition or Event of Loss described in this Section 2.06(b)(ii) may reinvest the amount of any such Net Cash Proceeds within one hundred eighty (180) days of the receipt thereof, in replacement assets of a kind then used or usable in the business of such recipient; or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within ninety (90) days after expiration of such one hundred eighty (180) day period (the “Reinvestment Period”); provided that the Borrower notifies Administrative Agent of the Borrower’s or such Guarantor’s intent to reinvest within ten (10) Business Days following the time such proceeds are received; provided further that if the recipient does not intend to fully reinvest such Net Cash Proceeds, or if the time period set forth in this sentence expires without such recipient having reinvested such Net Cash Proceeds, the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds (to the extent not reinvested or intended to be reinvested within such time period).

(iii) Debt Incurrence. Subject to Section 2.06(b)(v)(D),upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), Borrower shall prepay an aggregate principal amount of Loans equal to all Net Cash Proceeds received therefrom promptly after receipt thereof by such Loan Party or such Subsidiary.

(iv) Curative Equity. Subject to Section 2.06(b)(v)(D), upon the sale or issuance by any Loan Party or any of its Subsidiaries of any Permitted Cure Securities pursuant to Section 8.04, or the receipt by any Loan Party of additional paid in capital pursuant to Section 8.04, Borrower shall prepay an aggregate principal amount of Loans equal to all Net Cash Proceeds received therefrom immediately upon receipt thereof by any such Loan Party or such Subsidiary.

(v) Application of Mandatory Prepayments.

(A) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06(b) shall be applied, to repay the outstanding principal balance of the Term Loans. Subject to Section 2.16, such prepayments shall be paid to the Administrative Agent for the account of the applicable Lenders in accordance with their respective Applicable Percentage in respect of the relevant Facilities.

(B) [Reserved].

(C) Notwithstanding any other provisions of this Section 2.06(b) and for the avoidance of doubt, nothing in this Agreement requires, or is intended to require, any actual repatriation of any Excess Cash Flow or Net Cash Proceeds from any Foreign Subsidiary. To the extent that repatriation of any portion of Excess Cash Flow or Net Cash Proceeds attributable to a Foreign Subsidiary pursuant to this Section 2.06(b) would have adverse tax cost consequences to Borrower or any of its Affiliates, such portion shall not be required to be paid; provided that to the extent that the repatriation of the relevant Net Cash Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have an adverse tax consequence within the 365-day period following the event giving rise to the relevant Net Cash Proceeds or the end of the applicable fiscal year with respect to which any payment is required under Section 2.06(b)(i) above, as the case may be, an amount equal to the Net Cash Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.06(b) or as otherwise required above.

(D) Notwithstanding anything to the contrary, any prepayment required by this Section 2.06 shall be deemed reduced by an equivalent amount, to the extent that (i) a corresponding prepayment is required by the First Lien Credit Agreement as in effect on the date hereof to be applied to the First Lien Indebtedness constituting “First Lien Priority Obligations” (as defined in the Intercreditor Agreement) and (ii) such prepayment has not been expressly waived or declined by the First Lien Lenders.

2.07. Termination or Reduction of Commitments.

(a) [Reserved].

(b) Term Loan Commitment. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing (after giving effect thereto).

2.08. Interest.

(a) Subject to the provisions of Section 2.10 and subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any Event of Default exists, then Administrative Agent may, and upon the request of the Required Lenders shall, require (and notify Borrower thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) [Reserved].

(b) [Reserved].

(c) Fee Letter. Borrower agrees to pay the fees payable in the amounts and at the times set forth in the Fee Letter.

(d) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution to the Lenders entitled thereto, as applicable. Fees paid shall not be refundable under any circumstances.

2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of the actual days elapsed over a year of 365 or 366 days, as the case may be. All other computations of fees and interest shall be made on the basis of the actual days elapsed over a 360-day year (i.e., the 365/360 day method of interest computation, which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by Administrative Agent (the “Loan Account”) in the Ordinary Course of Business; provided that any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. The accounts or records maintained by Administrative Agent (and any Lender) shall be conclusive absent manifest error; provided that in the event of any conflict between the accounts and records maintained by any Lender and Administrative Agent, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than noon on the date specified herein. Subject to Section 2.14, Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected when computing interest or fees, as the case may be.

(b) Presumptions by Administrative Agent.

(i) Funding by Lenders. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower. Unless Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if Borrower have not in fact made such payment, then each of the Lenders, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as provided in Section 8.03.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable), as the case may be, to the Lenders, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation of any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. [Reserved].

2.15. [Reserved].

2.16. [Reserved].

2.17. Increase in Term Loan Facility.

(a) Request for Increase. Upon notice to Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may from time to time request to add one or more incremental term facilities and/or request an increase in the Term Loan Facility by an amount (for all such requests) not exceeding $35,000,000 in the aggregate (each such increase or addition of incremental facilities, an “Increase”), minus any and all Increases (as defined in the First Lien Credit Agreement) established pursuant to Section 2.17 of the First Lien Credit Agreement; provided that any such request for an Increase shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b) Lender Elections to Increase. Each Term Lender shall be given the opportunity to participate ratably in a requested Increase and shall notify Administrative Agent within such time period whether or not it agrees to commit to a portion of the requested increase of the Term Loan Facility or the requested incremental term facility and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage; provided that no Lender shall have any obligation hereunder to participate in any Increase and any election to do so shall be in the sole discretion of each Lender. Any Lender not responding within such time period shall be deemed to have declined to commit to any portion of the requested increase.

(c) Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower of the applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase or incremental term facility and subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), Borrower may also invite additional Persons (subject to the same approvals required for an assignment pursuant to Section 10.06) to become Lenders pursuant to a joinder agreement in form and substance customary and reasonably acceptable to Administrative Agent (each such assignee issuing a commitment, executing and delivering such joinder agreement and becoming a Lender, an “Additional Lender”).

(d) Effective Date and Allocations. If the Term Loan Facility is increased or an incremental term facility is provided in accordance with this Section 2.17, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or incremental term facility. Administrative Agent shall promptly notify Borrower and the Term Lenders of the final allocation of such increase or incremental term facility and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to each Increase, (i) Borrower shall have delivered to Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of Borrower (A) certifying and attaching the resolutions adopted by the Loan Parties approving or consenting to such Increase and (B) certifying both immediately before, and after giving pro forma effect to the Increase no Default or Event of Default shall have occurred and be continuing; (ii) Borrower, Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents in such form as Administrative Agent shall reasonably require; (iii) Borrower shall have paid such fees and other compensation to Administrative Agent, the Lenders increasing their Term Loan Commitments or providing any incremental term loan and the Additional Lenders, as Borrower, Administrative Agent, such Lenders and such Additional Lenders shall agree; (iv) Borrower shall have delivered to Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of Borrower, certifying that after giving pro forma effect to the full funding of such Increase and the application of the proceeds thereof and other transactions in connection therewith have been consummated, the Consolidated Total Net Leverage Ratio of the Borrower and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was equal to or less than the lesser of (1) the maximum Consolidated Total Net Leverage Ratio permitted pursuant to Section 7.11(b) of the First Lien Credit Agreement for the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement and (2) 4.00 to 1.00; provided that to the extent the proceeds of any Increase are intended to be applied to finance a Permitted Acquisition which is a Limited Condition Acquisition for which an LCA Election has been made, the ratios set forth in the clause above shall be tested on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to be delivered pursuant to Section 6.01(b) prior to the date on which the definitive documentation for such Acquisition is executed (such definitive documentation date, the “Acquisition Agreement Signing Date”); (v) to the extent reasonably requested, Borrower shall have delivered to Administrative Agent and the Lenders increasing their Commitments and each Additional Lender a customary legal opinion, in form and substance reasonably satisfactory to Administrative Agent, from counsel to the Loan Parties with respect to such Increase; (vi) each of the conditions precedent set forth in Section 4.02 shall have been satisfied; provided that if the proceeds of any Increase are being used in whole or in part to fund a Limited Condition Acquisition and the Borrower has made an LCA Election, the foregoing conditions set forth in clauses (i)(B) and (iv) above may be waived (or not required) by the Additional Lenders or the increasing Lenders, as applicable, subject to the requirements that (1) there shall be a condition that no Default or Event of Default exists on the Acquisition Agreement Signing Date, (2) there shall be a condition that the tests set forth in clause (iv) above are satisfied on the Acquisition Agreement Signing Date, (3) there shall be a condition that no Event of Default under Sections 8.01(a), (f) or (g) shall have occurred and be continuing at the time of the consummation of the Limited Condition Acquisition and (4) unless otherwise agreed to by the Additional Lenders and increased Lenders, as applicable, and the Borrower, the only representations and warranties in any Loan Document the making of which shall be a condition to the availability of such Increase in connection with the consummation of a Limited Condition Acquisition shall be the Specified Representations.

(f) Interest Margins. Borrower shall have reached agreement with the Lenders (or Additional Lenders) agreeing to the respective Increase with respect to the interest margins applicable to Term Loans or incremental term loans to be made pursuant such Increase (which interest margins may be with respect to any Increase of the Term Loans or any Increase pursuant to which any incremental term facilities are provided, higher than, equal to, or lower than the interest margins applicable to the applicable Term Loan set forth in this Agreement immediately prior to the Increase Effective Date, as applicable) and shall have communicated the amount of such interest margins to Administrative Agent. Any joinder pursuant to clause (c) above may, with the consent of Administrative Agent, Borrower and the Lenders or Additional Lenders providing such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.17 (including any amendment necessary to effectuate the interest margins for the Term Loans or incremental term loans to be made pursuant to such Increase). Anything to the contrary contained herein notwithstanding, it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees payable in respect of any such Increase in the form of term loans (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the arrangers of such Increase or their affiliates) applicable to such Increase shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term Loans, unless the interest rate margin with respect to the then outstanding Term Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to such Increase, as applicable, and the all-in yield with respect to such existing Facility, minus (II) 0.50% per annum.

(g) Each Increase shall rank pari passu in right of payment in respect of Collateral and with the Obligations in respect of the Term Loans available to Borrower. In addition thereto (i) Increases to the Term Loans or any incremental term loans shall not have a final maturity date earlier than the latest maturity date applicable to any Term Loan or previously established incremental term loan, (ii) Increases to the Term Loans or any incremental term loans shall not have a weighted average life to maturity that is shorter than the then weighted average life to maturity of the remaining Term Loans and previously established incremental term loans, and (iii) all other terms and conditions with respect to Increases to the Term Loans made pursuant to this Section 2.17 shall be on terms mutually agreed among the Borrower and the Lenders providing such Increase; provided that to the extent such terms and documentation are not substantially similar with then existing Term Loans (except to the extent relating to maturity, interest, use of proceeds or availability), they shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of any then existing Loans).

(h) Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Law requires the withholding or deduction of any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If applicable Law requires the withholding or deduction of any Taxes from any payment under any Loan Document, then (A) the applicable Loan Party shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsections (a) or (b) above, each Loan Party shall, and does hereby, on a joint and several basis indemnify each Recipient (and its respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (or its respective directors, officers, employees, affiliates and agents), as the case may be, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the fees, charges and disbursements of any counsel or other tax advisor for the Recipient (or its respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsections (a) or (b) above, each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Taxes (other than Indemnified Taxes) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the occurrence of the Facility Termination Date.

(d) Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by the Loan Parties or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If Administrative Agent or any Lender determines, in its sole discretion acting in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of Administrative Agent, such Lender agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender in the event Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02. Illegality. If any Lender determines (which determination shall be conclusive and binding absent manifest error) that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Administrative Agent or (in the case of the following clause (c) only) Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, the Loan Parties will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Without duplication of the effect of the Eurodollar Reserve Percentage, Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07. Survival. All of the obligations under this Article III shall survive the resignation of Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Funding of Term Loan on the Closing Date. The obligation of each Lender to make any Credit Extension hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:

(a) Administrative Agent’s receipt of the following items, where applicable, each duly executed by a Responsible Officer of the applicable Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent:

(i) Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of Administrative Agent under the Security Instruments as a second priority Lien (subject to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of Administrative Agent under such Security Instruments as a second priority Lien (subject to Permitted Liens) in and to such other Collateral as Administrative Agent may require. Notwithstanding the foregoing or any other provision in any Loan Documents to the contrary, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of (i) the filing of a UCC financing statement, (ii) the making of a U.S. federal intellectual property filing or (iii) delivery of possession of Stock or other certificated security of the Borrower or any Guarantor (with respect to this clause (iii), only to the extent received by the Borrower after Borrower’s use of commercially reasonable efforts to procure the delivery of such certificates prior to the Closing Date) is not able to be provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the initial Loans on the Closing Date;

(ii) Uniform Commercial Code, tax, judgment and other related search results against the property of the Borrower and each Guarantor evidencing the absence of liens on its property except as permitted under the Loan Documents;

(iii) a fully executed pay-off letter reasonably satisfactory to Administrative Agent confirming that all obligations owing by any Loan Party in respect of the Existing Agreement (other than contingent indemnity and reimbursement obligations for which a claim has not been asserted) will be cancelled when repaid in full from the proceeds of the initial Loans and all Liens upon any of the property of the Loan Parties or any of their Subsidiaries securing the payment and performance of the “Repaid Indebtedness” (as defined in the Closing Date Purchase Agreement) shall be terminated automatically upon such payment; and

(iv) each agreement, instrument, document, certificate, opinion and other items set forth on the closing checklist attached hereto as Exhibit G (other than agreements, documents, instruments and other items noted therein to be delivered after the Closing Date).

(b) To the extent invoiced prior to the Closing Date, Borrower shall have (or shall substantially concurrently with the initial funding of the Loans on the Closing Date) paid the fees and expenses required to be paid on the Closing Date pursuant to the Fee Letter and this Agreement, including by offsetting such amounts against the proceeds of the initial funding of the Loans on the Closing Date.

(c) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (to the extent requested from the Borrower at least ten (10) Business Days prior to the Closing Date), all documentation and other information with respect to the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(d) The Administrative Agent shall have received evidence that the First Lien Lenders have issued the First Lien Term Loans in an aggregate principal amount not to exceed $100,000,000 to the Borrower and an executed copy of the First Lien Loan Documents, together with a certificate of a Responsible Officer of the Borrower certifying that each such document is a true, correct, and complete copy thereof.

(e) The corporate and capital structure of the Borrower and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent, including without limitation: (a) minimum equity contributions of at least 50% (the “Equity Contribution”) (which may include (x) equity contributions of $100,000,000 from Holdings, (y) rollover of $170,000,000 from the Sponsor and management and (z) the Holdings Preferred Equity) of the total capitalization of the Borrower and its subsidiaries, after giving effect to the Transactions on the Closing Date and (b) cash proceeds of $100,000,000 from the First Lien Term Loan Facility on terms and conditions acceptable to the Administrative Agent.

(f) The Closing Date Acquisition shall close prior to or concurrently with the initial Borrowing hereunder without the waiver by Merger Sub of any conditions to its obligations under the Closing Date Purchase Agreement that are material to the Lenders; provided that (i) increases in purchase price if funded with equity shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent and (ii) decreases in purchase price by not more than 10% shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent if applied (x) first, to reduce the aggregate Equity Contribution until such time as the Equity Contribution equals 50%, and (y) second, to reduce the First Lien Term Loan. It is agreed and understood that no purchase price or similar adjustment provisions set forth in the Closing Date Purchase Agreement shall constitute any decrease or increase in the purchase price.

(g) Each Specified Closing Date Purchase Agreement Representation shall be true and correct in all material respects (without duplication of any materiality qualifiers) on the Closing Date (except in the case of any such Specified Closing Date Purchase Agreement Representations which expressly relate to a prior date, in which case such Specified Closing Date Purchase Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such date).

(h) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein).

(i) The Administrative Agent shall have received (i) audited annual financial statements for FTS (including an income statement, a balance sheet, and a cash flow statement) for the Fiscal Year ended December 31, 2015, (ii) five-year projected financial statements, (iii) a closing balance sheet adjusted to give effect to the Transactions, and (iv) interim unaudited financial statements for the Fiscal Months ended April 30, 2016 and May 31, 2016, and each Fiscal Month ending thereafter at least 30 days prior to the Closing Date, in each case, in form and substance acceptable to the Administrative Agent.

(j) No Material Adverse Effect (as defined in the Closing Date Purchase Agreement) shall have occurred since the date of the Closing Date Purchase Agreement and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect (as defined in the Closing Date Purchase Agreement).

(k) Unless waived by Administrative Agent, Borrower shall have paid all reasonable and documented fees, charges and disbursements of one counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date.

(l) The Administrative Agent shall have received a certificate with evidence satisfactory to the Administrative Agent that after giving effect to (i) the funding of the Term Loans hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith, the Consolidated Total Net Leverage Ratio shall not be greater than 4.00 to 1.00 calculated as of the twelve month period ending on June 30, 2016.

(m) The Administrative Agent shall have received satisfactory evidence that Borrower is in compliance with operating regulations established by, and registered in good standing with, Visa and MasterCard; it being understood and agreed that the certificate delivered to the Administrative Agent prior to the date hereof constitutes satisfactory evidence thereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Lender Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to Administrative Agent and the Lenders, and in the case of representations and warranties made as of the Closing Date, after giving effect to the consummation of the Transactions, that:

5.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention; Consents. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party and the consummation of the Transactions (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, in each case, of any material nature, is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens created under the Security Instruments (including the second priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings and other actions to perfect and maintain the Liens created by the Security Instruments and (iii) notices and filings customarily required in connection with the exercise of remedies in respect of the Collateral.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of FTS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of FTS and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The most recent unaudited consolidated balance sheet of FTS and its Subsidiaries delivered prior to the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of FTS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or the incurrence of Indebtedness hereunder.

5.08. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 7.01 sets forth, as of the Closing Date, a complete and accurate list of all Liens on the property or assets of each Loan Party (other than Liens created under the Loan Documents), showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto. The property and assets of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 7.01, and other Permitted Liens.

5.09. Environmental Compliance.

(a) No Loan Party or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to such Loan Party’s or Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, (i) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties currently owned or operated by any Loan Party or any Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary; (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary, except in the case of this clause (iv) as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, no Loan Party or any Subsidiary is undertaking, and no Loan Party or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property owned or operated by any Loan Party or any Subsidiary have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10. Insurance and Casualty. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, and amount on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11. Taxes. Each Loan Party and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed (after giving effect to any applicable grace periods and extensions), and have, to the extent required under Section 6.04 hereof, paid all federal and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary (excluding, in each case, any tax sharing agreement entered into in the Ordinary Course of Business and not primarily related to Taxes).

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except as would not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of any such Plan’s tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) No Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13. Margin Regulations; Investment Company Act.

(a) Margin Regulations. No Loan Party is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of Holdings, the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14. Disclosure. As of the Closing Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents as to the information supplied by it only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and no assurances can be given that such forecasts will be realized, are not to be viewed as facts and that the actual results during the period or periods covered by any such forecasts and estimates may differ materially from projected or estimated results).

5.15. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16. Labor Matters. Except as set forth on Schedule 5.16, as of the Closing Date no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. As of the Closing Date, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.17. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately prior to the making of each
Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, the Loan Parties and their Subsidiaries, collectively on a consolidated basis, are Solvent.

5.18. Registered ISO. The Borrower is registered as an ISO with Visa and MasterCard (collectively, the “Card Association Registrations”) and is sponsored into Visa and MasterCard by Wells Fargo Bank, National Association. The Card Association Registrations are current and active, and immediately prior to the Closing Date no additional registration or qualification with Visa or MasterCard or any member bank thereof (each a “Member Bank”) is required to operate the Borrower’s business. Except for the Card Association Registrations, the operation of the Borrower’s business immediately prior to the Closing Date consistent with past practices does not require the Borrower to be registered with Visa or MasterCard as a third party agent, third party processor, or other type of entity, whether with a particular Member Bank or otherwise. All of the services the Borrower provides to customers are of the type authorized to be provided by the Borrower pursuant to the Card Association Registrations.

5.19. Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.20. Responsible Officers. Set forth on Schedule 1.01(c) are the Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02. Such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

5.21. Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.21(a) is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens except for Permitted Liens incurred pursuant to Sections 7.01(a), (c), (d), (h) and (u). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of the Borrower or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b) Loan Parties. Set forth on Schedule 5.21(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the address of its chief executive office, (vi) the address of its principal place of business, (vii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (viii) the organization identification number and (ix) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties).

5.22. Collateral Representations.

(a) Security Instruments. The provisions of the Security Instruments are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable second priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Security Instruments, no filing or other action will be necessary to perfect or protect such Liens with respect to Collateral upon which perfection can be obtained by the filings completed on or prior to the Closing Date and as contemplated hereby and by the Security Instruments, other than (i) filings and other actions to continue and maintain the Liens created by the Security Instruments and (ii) notices and filings customarily required in connection with the exercise of remedies in respect of the Collateral.

(b) Intellectual Property. Set forth on Schedule 5.22(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all registered Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or to which each of the Loan Parties has a right (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.22(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties to the extent the aggregate fair market value thereof exceeds $250,000 (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 5.22(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer and the average aggregate market value held in such Securities Account, as applicable.

(ii) Set forth on Schedule 5.22(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper of the Loan Parties to the extent the aggregate fair market value thereof exceeds $50,000, and all Letter-of-Credit Rights of the Loan Parties to the extent the aggregate fair market value thereof exceeds $250,000, including (A) in each case the name of the applicable Loan Party, (B) in the case of Electronic Chattel Paper, the account debtor and (V) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.22(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of the Loan Parties to the extent the aggregate fair market value thereof exceeds $250,000 (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(f) Pledged Equity Interests. Set forth on Schedule 5.22(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) all pledged Equity Interests and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Instruments (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g) Properties. Set forth on Schedule 5.22(g), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) each headquarter location of the Loan Parties, (ii) each other location where any significant administrative or governmental functions are performed, (iii) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (iv) each location where any personal property Collateral having an aggregate fair market value in excess of $50,000 is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

(h) Material Contracts. Set forth on Schedule 5.22(h), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries.

5.23. Brokers. No broker or finder (except for those whose fees and expenses have been paid in full on the Closing Date) brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents.

5.24. Senior Indebtedness. All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by any applicable Subordinated Debt Document, as applicable. Each Loan Party acknowledges that Administrative Agent and each Lender is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of any applicable Subordinated Debt Document.

5.25. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

6.01. Financial Statements. Deliver to Administrative Agent and each Lender:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (it being acknowledged that Marcum LLP is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of this clause (a) if the report and opinion accompanying the financial statements for the Fiscal Year ending immediately prior to the stated final maturity date of the Aggregate commitments is subject to a “going concern” or other qualification solely as a result of such impending stated final maturity date under this Agreement).

(b) Quarterly Financial Statements. As soon as available, but in any event within (i) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Borrower and (ii) sixty (60) days after the end of the last fiscal quarter of each Fiscal Year of the Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Cash Sheet. Within fifteen (15) days after Administrative Agent’s request (such request not to be provided more than one time in any month), a cash sheet reconciling (i) the monthly residual report generated by First Data Merchant Services Corporation, Synovus Bank, TSYS Acquiring Solutions, L.L.C. or any other processor of the Borrower and (ii) the Borrower’s cash receipts and residual receivables, in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the matters set forth therein.

(d) Business Plan and Budget. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, an annual business plan and budget of Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year.

6.02. Other Information. Deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b)(i), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and (ii) a copy of management’s discussion and analysis with respect to such financial statements.

(b) Excess Cash Flow Certificate. Concurrently with delivery of financial statements under Section 6.01(a), an Excess Cash Flow Certificate executed by a Responsible Officer of Borrower which provides a reasonably detailed description of Excess Cash Flow for such Fiscal Year.

(c) Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.01(c), 5.10, 5.21(a), 5.21(b), 5.22(b), 5.22(c), 5.22(d)(i), 5.22(d)(ii), 5.22(e), 5.22(f), 5.22(g) and 5.22(h).

(d) Changes in Corporate Structure. Within ten (10) days (or such shorter period as Administrative Agent may agree in its sole discretion) prior to any merger, consolidation, dissolution or other change in corporate structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Not less than ten (10) days prior (or such shorter period of time as agreed to by the Administrative Agent) to any change in any Loan Party’s legal name, state of organization, or organizational existence, provide notice to the Administrative Agent of such change; provided that, promptly upon consummation of the Transactions, but in any event within one Business Day after the Closing Date, (i) FinTech Acquisition Corp. shall change its name to CardConnect Corp. and (ii) FinTech Merger Sub, Inc. shall change its name to FTS Holding Corporation.

(e) Audit Reports; Management Letters; Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or equivalent governing body (or the audit committee of the board of directors or equivalent governing body) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(f) Notices. Not later than three (3) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) received under or pursuant to any material instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(g) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request. Notwithstanding any of the foregoing, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or is subject to a confidentiality agreement with a third party entered into in good faith.

6.03. Notices. Promptly, but in any event within two (2) Business Days after a Responsible Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any Change of Control;

(c) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including without limitation (i) breach or non-performance of, or any default under, a Contractual Obligation (including any First Lien Loan Document) of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary;

(d) any (i) unfavorable audit by Visa or MasterCard or (ii) termination or threatened termination of Borrower’s registration as an ISO in good standing with Visa or MasterCard;

(e) any (i) termination of any Material Contract or (ii) occurrence giving any party the right to terminate a Material Contract;

(f) the occurrence of any ERISA Event;

(g) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof or any discharge, resignation or withdrawal by or of any Loan Party’s present auditor; and

(h) the creation of any Subsidiary;

(i) the occurrence of any “Default” or “Event of Default” (as each such term is defined therein) under the First Lien Loan Documents; and

(j) any casualty, damage or destruction to any material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $150,000) or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $150,000) under power of eminent domain or by condemnation or similar proceeding.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities (other than First Lien Indebtedness), including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that would cause a breach of Section 7.01; and (c) all Indebtedness that exceeds the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c) comply with operating regulations established by Visa and MasterCard and maintain its registration as an ISO in good standing with Visa and MasterCard; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.

(a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance; Condemnation Proceeds.

(a) Maintenance of Insurance. Maintain with (i) companies having an A.M. Best Rating of at least “A” or (ii) financially sound and reputable insurance companies not Affiliates of the Loan Parties reasonably acceptable to Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, terrorism insurance.

(b) Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable or loss payee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information in substantially the form of Exhibit J (or such other form as required by each of the Loan Parties’ insurance companies).

6.08. Compliance with Laws Generally; Environmental Laws. Except in each case as would not reasonably be expected to have a Material Adverse Effect, (a) comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; (b) maintain its real property in compliance with all Environmental Laws; (c) obtain and renew all Environmental Permits necessary for its operations and properties; and (d) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its real property.

6.09. Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10. Inspection Rights, Meetings with Administrative Agent.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, provided that Borrower is given a reasonable opportunity to be present, independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that unless an Event of Default has occurred and is continuing, (x) such visits, inspections and examinations may only be conducted up to two times per Fiscal Year and (y) Borrower shall only be required to reimburse the cost of one visit, inspection and examination in any Fiscal Year; provided that all such visits inspections and examinations will be coordinated by the Administrative Agent. Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with Administrative Agent and Lenders which shall be held at such times and such places as may be reasonably requested by Administrative Agent; provided that unless an Event of Default has occurred and is continuing, such meetings shall not exceed two times per Fiscal Year.

(b) If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

6.11. Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan, in each case, so as not to give rise to any liability that would reasonably be expected to result in a Material Adverse Effect.

6.12. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance certain existing Indebtedness of the Borrower, (ii) to finance the Closing Date Acquisition, other Permitted Acquisitions and buy-backs of residual expenses, commissions and other like payments owed by the Borrower to its agents and (iii) for general corporate and working capital purposes not in contravention of any Law or of any Loan Document.

6.13. Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (except as such Material Contract may terminate in accordance with its terms) and enforce each such Material Contract in accordance with its terms.

6.14. Covenant to Guarantee Obligations. The Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing to, within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than five (5) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion) or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, (i) a Joinder Agreement, together with other Loan Documents reasonably requested by Administrative Agent, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of Administrative Agent in all Collateral of such Subsidiary, subject to any limitations on Collateral set forth in the Loan Documents; (ii) Uniform Commercial Code financing statements and original collateral (including pledged Equity Interests, other securities and Instruments) and such other documents and agreements as may be reasonably required by Administrative Agent, all as necessary or desirable to establish and maintain a valid, perfected Lien in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents executed on the Closing Date (and subject to any limitations on Collateral set forth therein); (iii) an opinion of counsel to such Subsidiary addressed to Administrative Agent and the Lenders, in form and substance reasonably acceptable to Administrative Agent and substantially similar to those opinions of counsel delivered on the Closing Date; and (iv) current copies of the Organization Documents of such Subsidiary, resolutions of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.14, all certified by a Responsible officer of Borrower. For the avoidance of doubt, (i) no Excluded Subsidiary shall be required to guarantee or pledge its assets for any Obligations of a Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code, (ii) any applicable Loan Party that directly owns the issued and outstanding Equity Interests of an Excluded Subsidiary shall be required to pledge not more than 65% of the issued and outstanding voting Equity Interests in such Excluded Subsidiary and 100% of the issued and outstanding non-voting Equity Interests in such Excluded Subsidiary to secure the Obligations of such Loan Parties and (iii) in no event shall any Equity Interests of any Excluded Subsidiary not owned directly by Loan Party be required to be pledged hereunder.

6.15. Covenant to Give Security. Except with respect to Excluded Property:

(a) Equity Interests and Personal Property. Each Loan Party will cause (and with respect to any newly formed or after acquired, will cause within 30 days after such Subsidiary is formed or acquired) the pledged Equity Interests and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a second priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Security Instruments. Each Loan Party shall provide any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided that certificates representing Equity Interests in Immaterial Subsidiaries shall not be required to be delivered to the Administrative Agent hereunder or under any other Loan Document, notwithstanding that such Equity Interests constitute pledged Equity Interests; provided, further, that (i) only 65% of the total outstanding voting Equity Interests of any CFC or CFC HoldCo owned directly by a Loan party shall be required to be pledged hereunder, (ii) none of the Equity Interests of any Subsidiary of such CFC or such CFC HoldCo shall be required to be pledged hereunder and (iii) none of the assets of any CFC or CFC HoldCo (or any Subsidiary thereof) shall be required to be pledged hereunder.

(b) Landlord Waivers. In the case of the headquarter location of the Loan Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Loan Parties maintain any books or records (electronic or otherwise), within 60 days of the Closing Date (or such later time as the Administrative Agent may provide in its sole discretion) the Loan Parties will use commercially reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (A) requested by the Administrative Agent and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit I is satisfactory to the Administrative Agent).

(c) Account Control Agreements. From and after 90 days after the Closing Date (or such later date as the Administrative Agent may provide in its sole discretion) each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts held at BMO (other than the deposit account described in clause (iv) of this subsection (c) as to which the Administrative Agent or the First Lien Agent shall have received a Qualifying Control Agreement within 45 days of any written request therefor); (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement within 45 days of any written request therefor; (iii) a deposit account of the Borrower held at Bank of America, N.A. and the “Offset Account” held at Wells Fargo Bank, N.A., each subject to the Lien granted under the First Data Agreement; (iv) the deposit accounts of the Borrower held at Synovus Bank subject to the Lien granted under the Synovus Sponsorship Agreement; (v) deposit accounts established solely as payroll, 401(k) or other employee benefit plains, withholding tax accounts or trust or fiduciary accounts; and (vi) other deposit accounts, so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $150,000.

(d) Notwithstanding anything to the contrary contained in this Section 6.15 or any other Loan Document, each Loan Party shall be required to grant a Lien to the Administrative Agent, for the benefit of the Lenders, in any real or personal property in which the First Lien Agent, for the benefit of the First Lien Lenders, shall have been granted a Lien.

6.16. Further Assurances.

(a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Instruments, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Instruments and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.17. Synovus Sponsorship Agreement. Use commercially reasonable efforts, prior to renewal of the Synovus Sponsorship Agreement, to amend the Synovus Sponsorship Agreement to limit the Lien on Merchant Agreements and the Merchant Portfolio (as such terms are defined in the Synovus Sponsorship Agreement) to then existing Merchant Agreements and the then existing Merchant Portfolio and not to any such collateral that is “after acquired”.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens such as carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, laborer’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) (A) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or other similar types of governmental insurance or benefits, other than any Lien imposed by ERISA or (B) any other Lien in connection with workers’ compensation, unemployment insurance and other social security legislation as long as the obligations with respect thereto are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c) or Section 7.02(k)(ii); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries in compliance with Section 6.15, in each case in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) [Reserved];

(l) Any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease, or sublicense (including licenses or sublicenses of intellectual property) entered into by any Loan Party or any Subsidiary thereof in the Ordinary Course of Business or not materially interfering with the conduct of the business of the Borrower and its Subsidiaries, in each case covering only the assets so leased, licensed or subleased;

(m) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(n) Liens arising from precautionary UCC financing statement filings regarding operating leases permitted hereunder;

(o) Liens on premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) solely in connection with the financing of insurance premiums in the Ordinary Course of Business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the Ordinary Course of Business;

(q) Liens solely on any cash earnest money deposits made by a Loan Party or Subsidiary in connection with any letter of intent or purchase agreement with respect to an Acquisition not prohibited hereunder;

(r) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the Ordinary Course of Business and permitted hereunder to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(s) Liens arising pursuant to the First Data Agreement on the funds on deposit in the Borrower’s “Offset Account” and “Reserve Account”, as each such term is defined in the First Data Agreement;

(t) Liens arising pursuant to the Synovus Sponsorship Agreement on (i) funds on deposit the Borrower’s “Company Account”, “Company Reserve Account”, and the “Merchant Settlement Accounts”, as each such term is defined in the Synovus Sponsorship Agreement and (ii) the Merchant Portfolio and Merchant Agreements, as each such term is defined in the Synovus Sponsorship Agreement; and

(u) Liens securing Indebtedness and other “Obligations” (as such term is defined in the First Lien Credit Agreement or any equivalent term under the First Lien Facility) incurred pursuant to the First Lien Loan Documents, subject to the Intercreditor Agreement.

7.02. Indebtedness. Subject to Section 7.20, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that, with respect to any such refinancing, refunding, renewal or extension (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by (A) the capitalization of any interest outstanding at such time or (B) an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, and (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $345,000;

(d) unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) be evidenced by promissory notes which shall, if a Loan Party is the payee, be pledged to the Administrative Agent as Collateral for the Obligations in accordance with the terms of the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”);

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(f) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g) Subordinated Debt in an amount not to exceed $2,300,000;

(h) unsecured Indebtedness incurred in respect of customary cash management services, netting services, automated clearing house transfers, overdraft protection and other like services, in each case, in the Ordinary Course of Business;

(i) Indebtedness consisting of (i) surety and appeal bonds, performance bonds, bid bonds, completion guarantees, and similar obligations incurred (a) in the Ordinary Course of Business, (b) in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or (c) in connection with judgments that do not result in an Event of Default and (ii) unsecured guarantees arising with respect to customary indemnification obligations of purchasers in connection with Dispositions permitted under Section 7.05;

(j) Indebtedness incurred in the Ordinary Course of Business in favor of insurance companies (or their Affiliates) in connection with the financing of insurance premiums;

(k) (i) Permitted Earn-Outs, (ii) Indebtedness of the type permitted by Section 7.02(c) (and subject to the limitations therein, in the aggregate with Indebtedness incurred in reliance on Section 7.02(c)) that is assumed as part of the consideration for a Permitted Acquisition, provided that such Indebtedness under this clause (k)(ii) was not created or incurred in contemplation of such Permitted Acquisition, and (iii) to the extent constituting Indebtedness, other deferred purchase price, contingent liabilities (other than earn outs) in respect of indemnification obligations, adjustments of purchase price, non-compete, or similar obligations of any Loan Party or Subsidiary incurred in connection with a Permitted Acquisition;

(l) unsecured Indebtedness of Holdings owing to former employees, officers, or directors of any Loan Party or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Holdings of the Equity Interests of Holdings that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would immediately result from the incurrence of such Indebtedness, (ii) the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed (exclusive of accretions thereto due to the accrual of unpaid interest or payments made in kind with respect thereto) $690,000 in the aggregate during any Fiscal Year, (iii) such Indebtedness does not provide for the payment of principal, interest, fees, expenses or any other amount in respect thereof in Cash Equivalents prior to the date that is 6 months after the Maturity Date and (iv) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Administrative Agent;

(m) (i) First Lien Indebtedness in an aggregate outstanding principal amount that does not exceed $130,000,000 on the Closing Date, (ii) any “Increase” (as defined in the First Lien Credit Agreement as in effect on the Closing Date, in each case subject to the terms and conditions (including limitations on amount and otherwise) of the Intercreditor Agreement), and (iii) any “Refinancing” (as defined in the Intercreditor Agreement) of the foregoing; and

(n) other unsecured Indebtedness in a principal amount not to exceed $1,150,000 at any time outstanding.

7.03. Investments. Make any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) (A) cash advances to officers, directors and employees of Holdings and Subsidiaries in an aggregate amount not to exceed $2,875,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (B) non-cash advances or loans to officers, directors or employees of Holdings and Subsidiaries for the purpose of purchasing Equity Interests in Holdings;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries of Holdings and (iv) so long as no Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $575,000 at any one time outstanding (provided that any such wholly-owned Subsidiary complies with Sections 6.14 and 6.15 if as a result of such Investment such wholly-owned Subsidiary no longer qualifies as an Immaterial Subsidiary);

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors (whether customers, suppliers or otherwise) to the extent reasonably necessary in order to prevent or limit loss, and (iii) deposits made in the Ordinary Course of Business in order to obtain goods and services or to secure perform;

(e) Guarantees permitted by Section 7.02, transactions permitted under Section 7.04 and Restricted Payments permitted by Section 7.06;

(f) Investments existing on the date hereof and set forth on Schedule 7.03;

(g) Permitted Acquisitions (including earnest money deposits in connection therewith);

(h) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(i) non-cash consideration received in connection with Dispositions permitted by Section 7.05 (other than clauses (c) or (d) thereof or clauses (d), (e) or (h) set forth in the defined term “Permitted Transfers”);

(j) Investments by a Loan Party in agents in the Ordinary Course of Business in an aggregate amount not to exceed $3,450,000 at any one time outstanding;

(k) subject to the terms set forth in the definition of “Available Amount,” additional Investments in an aggregate amount not to exceed the Available Amount; and

(l) other Investments made using the proceeds from (and substantially concurrently with) an equity issuance (other than in the form of Disqualified Equity Interest) to, or other contribution from, shareholders of Holdings.

7.04. Mergers, Dissolutions, Etc. Merge, dissolve, liquidate, consolidate with or into another Person (other than the Closing Date Acquisition), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party (other than Borrower and Holdings) may merge or consolidate with or into, or Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to, the Borrower or to another Loan Party; provided that, in no event (x) may any Loan Party merge or consolidate with or into, or Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to, Holdings or (y) may Holdings merge or consolidate with or into, or Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to, any Loan Party;

(b) any Subsidiary that is not a Loan Party may merge or consolidate with or into, or Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to, (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party (other than Holdings);

(c) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(d) so long as no Default has occurred and is continuing or would result therefrom, in connection with any Permitted Acquisition, each of Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05. Dispositions. Make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of obsolete or worn out property, or property either not used or no longer useful in the Loan Parties’ business, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(c) Dispositions of personal or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions permitted by Section 7.04, Liens permitted by Section 7.01, Investments permitted by Section 7.02, Indebtedness permitted by Section 7.03, and Restricted Payments permitted by Section 7.06; and

(e) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be Cash Equivalents paid contemporaneously with consummation of the transaction and the consideration paid shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any Fiscal Year of the Borrower shall not exceed $575,000.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c) the Borrower may make Permitted Tax Distributions to Holdings provided that if (A) Holdings receives any Tax refund in respect of any Tax paid using the distributions received under Section 7.06(c) (or with respect to Tax paid directly by Borrower or any Subsidiary thereof) or (B) Holdings is distributed an amount in excess of the amount allowable hereunder, then Holdings shall promptly contribute such refund or excess distribution (as applicable) to Borrower, net of any reasonable out-of-pocket costs and expenses incurred in obtaining any Tax refund;

(d) so long as no Event of Default shall have occurred and be continuing or would result therefrom (or, if an Event of Default has occurred and is continuing, so long as such amounts are funded solely from the proceeds of a cash equity contribution received by Holdings from its shareholders), (i) Holdings may make distributions to officers, directors or former employees of any Loan Party or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Holdings held by such Persons and (ii) Holdings may make Restricted Payments to officers, directors, or former employees of any Loan Party (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Holdings on account of repurchases of the Equity Interests of Holdings held by such Persons, provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Holdings;

(e) the Borrower may make distributions to the Holdings in order to (A) pay fees and expenses required to maintain its corporate existence and other similar corporate overhead costs and expenses in the Ordinary Course of Business and (B) pay any franchise taxes and other similar taxes to the extent required to maintain Holdings’ corporate existence;

(f) [Reserved];

(g) the Loan Parties may make payments to members of the board of directors of Holdings, such payments not to exceed $115,000 in the aggregate per Fiscal Year to the extent paid to any directors other than independent directors;

(h) Holdings may make quarterly dividend payments with respect to the Holdings Preferred Equity, at a rate not to exceed 10% per annum and solely to the extent such payments are made from the Cash Collateral Account, provided that, any such payments shall be made in accordance with the Holdings Preferred Equity Documents; and

(i) Holdings may (i) purchase, redeem or otherwise acquire its Equity Interests and (ii) subject to the terms set forth in the definition of “Available Amount,” may declare and make cash dividend payments and other distributions, provided that the sum of the aggregate amount of Restricted Payments made pursuant to this Section 7.06(i) does not exceed the Available Amount.

7.07. Change in Nature of Business. Engage in any material line of business substantially different from the Core Business.

7.08. Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) transactions expressly permitted by this Agreement, (d) subject to Section 7.15, reasonable compensation, benefits and reimbursement of expenses of officers and directors, (e) transactions amongst Loan Parties, (f) transactions amongst Subsidiaries of Loan Parties that are not Loan Parties, (g) so long as approved by Holdings’ or applicable Subsidiary’s board of directors (or equivalent body) in good faith, any indemnity provided for the benefit of officers, directors, or employees, (h) transactions described on Schedule 7.08, and (i) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Loan Party or Subsidiary as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate.

7.09. Inconsistent Agreements. Enter into, or permit to exist, any Contractual Obligation (except for this Agreement, the other Loan Documents and the First Lien Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Liens permitted by Sections 7.01(i) or (r), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) [Reserved].

(b) Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of any Measurement Period to be greater than the ratio set forth below opposite the last day of such Measurement Period:

Measurement Period Ending	Maximum Consolidated Total Net Leverage Ratio
September 30, 2016	5.50:1.00
December 31, 2016	5.25:1.00
March 31, 2017	5.25:1.00
June 30, 2017	5.00:1.00
September 30, 2017	5.00:1.00
December 31, 2017	4.75:1.00
March 31, 2018	4.75:1.00
June 30, 2018	4.50:1.00
September 30, 2018	4.50:1.00
December 31, 2018	4.50:1.00
March 31, 2019	4.50:1.00
June 30, 2019 and each fiscal quarter thereafter	4.25:1.00

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period to be less than 1.00:1.00.

7.12. Amendment to First Lien Loan Documents; Amendment to Organization Documents.

(a) Amend any of its Organization Documents (i) with respect to the Holdings Preferred Equity or (ii) in any way that has a material and adverse effect on the rights of the Lenders or the Administrative Agent under this Agreement or any other Loan Document;

(b) change its Fiscal Year;

(c) amend, modify or change in any manner any term or condition of (i) any First Lien Loan Document in a manner that violates the Intercreditor Agreement; provided, notwithstanding anything herein to the contrary, in no event shall any Loan Party agree to any amendment, modification or waiver of the First Lien Loan Documents that would permit assignments of, or participations in the First Lien Indebtedness by the Sponsor or any Affiliate of the Loan Parties that would violate Section 10.06(b)(iv) of the First Lien Credit Agreement (as in effect on the date hereof), or (ii) any other Indebtedness that is subordinated to any of the Obligations in a manner that violates the subordination terms thereof;

(d) without providing ten (10) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion), change its name, state of formation or form of organization; provided that such notice requirement does not apply with respect to the name changes identified in the proviso to Section 6.02(d);

(e) make any change in accounting policies or reporting practices, except as required by or otherwise acceptable and in accordance with GAAP; or

(f) amend the First Data Agreement, the Synovus Sponsorship Agreement or the TSYS Processing Agreement in any way that could reasonably be expected to have a material adverse effect on the interests of the Lenders or the Administrative Agent.

7.13. Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

7.14. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement; (b) the prepayment of First Lien Indebtedness or any “Increase” (as defined in the First Lien Credit Agreement in effect as of the Closing Date), provided that any such prepayment made out of the proceeds of Collateral (as such term is defined in the Intercreditor Agreement) shall be applied in accordance with the terms of the Intercreditor Agreement; (c) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancing, replacements, and refundings of such Indebtedness in compliance with Section 7.02(b); (d) any prepayment, redemption, defeasance or satisfaction of intercompany Indebtedness permitted under Section 7.02(d); (e) with respect to any Disposition permitted under Section 7.05, the repayment of the amount of any Indebtedness permitted under Section 7.02 that is secured by a Lien permitted by Section 7.01 on the asset subject to such Disposition that is repaid in connection with such Disposition; (f) any prepayment, redemption, defeasance or satisfaction using the proceeds from a direct or indirect equity issuance to, or contribution from, any direct or indirect shareholders of Holdings; and (g) subject to any applicable subordination terms thereof and the terms set forth in the definition of “Available Amount,”, payments on account of Permitted Earn-Outs, Permitted Seller Debt or Subordinated Debt, provided that the sum of the aggregate amount of such payments made pursuant to this Section 7.14 does not exceed the Available Amount.

7.15. Management Bonuses. Make, declare or permit bonuses or equity-based compensation to the officers and managers of the Loan Parties that exceed an amount equal to 5.00% of Consolidated EBITDA in the aggregate for any Fiscal Year (without giving effect to any add-back of such bonuses or equity-based compensation in determining Consolidated EBITDA).

7.16. Sanctions. (a) Become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations, (b) knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violate any such order, or (c) use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

7.17. Disqualified Equity Interest. Issue or permit to exist any Disqualified Equity Interest.

7.18. Composition of Merchant Portfolio. At any time allow more than 20% of its portfolio of merchant agreements (measured in terms of charge volume) to consist of agreements that are subject to the Synovus Sponsorship Agreement and TSYS Processing Agreement, so long as the Synovus Sponsorship Agreement has not been amended as contemplated in Section 6.17.

7.19. Holdings Covenant. Permit Holdings to engage in any business activities, hold any assets or incur any Indebtedness other than (i) acting as a holding company and transactions incidental thereto, (ii) entering into the Loan Documents and the First Lien Loan Documents and the transactions required herein or therein or permitted herein or therein to be performed by Holdings, (iii) entering into the agreements related to and consummating the Transactions, (iv) receiving and distributing the dividends, distributions and payments permitted to be made to Holdings pursuant to Section 7.06, (v) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals, (vi) owning the Equity Interests of the Borrower, (vii) issuing Equity Interests as permitted hereunder, (viii) engaging in activities necessary or incidental to any director, officer and/or employee option incentive plan at Holdings, (ix) providing guarantees for the benefit of Borrower to the extent such Person is otherwise permitted to enter into the transaction under this Agreement (including guaranties of lease obligations), (x) holding nominal deposits in Deposit Accounts in connection with consummating any of the foregoing transactions, (xi) activities and contractual rights incidental, related or corollary to the maintenance of its corporate existence, (xii) preparing reports to any Governmental Authority and to its equity holders, participating in tax, accounting and other administrative matters and performing, and retaining auditors and other Persons to perform, other administrative functions incidental to its status as a holding company, (xiii) engaging in transactions expressly permitted by this Agreement and the other Loan Documents, in each case, subject to any limitations set forth herein with respect to any such transaction and (xiv) other immaterial activities and assets that are incidental, reasonably related or ancillary to the foregoing.

7.20. Anti-Layering. Notwithstanding anything in this Agreement to the contrary, the Loan Parties will not create or incur any indebtedness for borrowed money which is (i) contractually subordinated in right or payment to any of the First Lien Indebtedness, unless such Indebtedness is also contractually subordinated in right or payment, as applicable, in the same manner and to the same extent, to the Obligations or (ii) secured by a Lien on the Collateral that is both contractually senior in priority to the Lien securing the Obligations and contractually junior in priority to the Liens securing the First Lien Indebtedness, other than, in each case, as permitted by the terms of the Intercreditor Agreement.

7.21. Holdings Preferred Equity Maximum Leverage. Notwithstanding anything to the contrary herein, in no event shall Holdings and its Subsidiaries create, incur, assume or suffer to exist any Indebtedness such that the Maximum Leverage Ratio (as defined in the Holdings Preferred Equity Documents (as in effect on the Closing Date or as amended to the extent expressly consented to by the Administrative Agent)) on a pro forma basis after giving effect to any contemporaneous transaction contemplated therewith, is exceeded.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.01 or 6.02 and such failure continues for three (3) or more Business Days or (ii) Section 6.03, 6.05, 6.08, 6.10, 6.12, 6.13 or 6.15(c) or Article VII or Article XI; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such failure by a Responsible Officer of Borrower from Administrative Agent, or (ii) any Responsible Officer of any Loan Party becomes aware, or should have been aware, of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to representations, warranties, certifications or statements of fact that contain a materiality qualification, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, after the expiration of any grace period applicable thereto) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto after the expiration of any grace period applicable thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided however, that, the occurrence of any such default, event or condition, described in clause (i) of this Section 8.01(e) under the First Lien Loan Documents shall only constitute a Default or Event of Default under this Agreement if (i) as a result of such default, event or condition the First Lien Obligations are accelerated and due and payable prior to the scheduled maturity date thereof or (ii) it is an event of default under the First Lien Credit Agreement described in clause (i)(A) of this Section 8.01(e) and such event of default continues for a period of 150 days; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any Related Party of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document or the Obligations shall cease to constitute second priority Indebtedness under the Intercreditor Agreement or any Subordination Agreement or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) Cessation of Business. Any Loan Party or any Subsidiary shall cease conducting any business operations by virtue of any casualty, any labor unrest or any injunction or other prohibition imposed by any Governmental Authority, or otherwise, for any period of 30 consecutive days and the same has had, or could reasonably be expected to have, a Material Adverse Effect (after taking into account any business interruption insurance proceeds received by the Loan Parties and their Subsidiaries in connection therewith); or

(l) Change of Control. There occurs any Change of Control.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent may, and at the direction of the Required Lenders shall, take any or all of the following actions: (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, however, that upon the occurrence of Event of Default under clause (f) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.

8.03. Application of Funds.

(a) After the exercise of any remedy provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by Administrative Agent in the following order:

First, to all fees, indemnities, expenses and other amounts (including all Extraordinary Expenses and all reasonable and documented fees, charges and disbursements of counsel to Administrative Agent otherwise required to be paid hereunder and amounts payable under Article III) due to Administrative Agent in its capacity as such, until paid in full;

Second, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, fees and other Obligations expressly described in clauses Third and Fourth below) payable to the Lenders (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders otherwise required to be paid hereunder and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them until paid in full;

Third, to (i) that portion of the Obligations constituting accrued and unpaid interest on the principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full;

Fourth, to all other Obligations of Borrower owing under or in respect of the Loan Documents that are due and payable to Administrative Agent and the other Lender Parties, or any of them, on such date (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), ratably based on the respective aggregate amounts of all such Obligations owing to Administrative Agent and the other Lender Parties on such date until paid in full; and

Last, the balance, if any, after Payment in Full of the Obligations, to Borrower or as otherwise required by Law.

(b) The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Lender Parties as among themselves, and may be changed by agreement among them without the consent of Borrower. This Section is not for the benefit of or enforceable by any Loan Party.

(c) For purposes of Section 8.03(a), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws but excluding contingent obligations for which no claim has been asserted.

8.04. Equity Cure Right. In the event Borrower fails to comply with the financial covenants set forth in Section 7.11, subject to the terms and conditions hereof, the Borrower shall have the right (the “Cure Right”) from the last day of the applicable Fiscal Quarter until the expiration of the 10th Business Day subsequent to the date the applicable financial statements are required to be delivered to Administrative Agent with respect thereto, to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case in an aggregate amount equal to, but not greater than, the amount necessary to cure the relevant financial covenant (hereinafter, the “Cure Amount”), and upon the receipt by the Borrower of the cash proceeds thereof, the financial covenants shall then be recalculated giving effect to the following pro forma adjustments: (a) Consolidated EBITDA shall be increased for the applicable Fiscal Quarter and for the subsequent three (3) consecutive Fiscal Quarters (the “Cure Period”), solely for the purpose of measuring compliance with the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount paid over to Administrative Agent for application to the Loans in accordance with Section 2.06(b) hereof; (b) the mandatory prepayment of the Loans made with respect to such Cure Amount pursuant to Section 2.06(b)(iv) shall not serve as a reduction to (i) Excess Cash Flow or (ii) Indebtedness for purposes of calculating the Consolidated Total Net Leverage Ratio for the applicable Fiscal Quarter or any of the next three (3) Fiscal Quarters; and (c) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of all financial covenants, Borrower shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenants that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) no Default or Event of Default exists other than that arising due to failure of the Loan Parties to comply with the financial covenants set forth in Section 7.11, and (ii) Holdings shall have delivered to Administrative Agent an irrevocable written notice of its intention to cause the Borrower to exercise the Cure Right (which notice shall be delivered no earlier than 15 days prior to, and no later than the 5th day subsequent to, the date the applicable financial statements are required to be delivered hereunder), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause Borrower to be in compliance with the financial covenants as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the 10th Business Day subsequent to the date the applicable financial statements are required to be delivered and (y) the date, if any, on which any Loan Party notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8.02 hereof during such period; provided that so long as any Default or Event of Default shall be in existence due to failure of the Loan Parties to comply with the financial covenants set forth in Section 7.11, none of Administrative Agent, nor any Lender shall be required to advance any Loans. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to exercise the Cure Right hereunder (x) more than 5 times in the aggregate during the term of this Agreement or (y) more than 2 times in any 4 consecutive Fiscal Quarters. Notwithstanding the foregoing or anything else herein to the contrary, if following the receipt of the Cure Amount, a Trigger Event or an Additional Trigger Event (each as defined in the Holdings Preferred Equity Documents (as in effect on the Closing Date or as amended to the extent expressly consented to by the Administrative Agent)) occurs during the Cure Period (and such Trigger Event or Additional Trigger Event is not waived by the holders of the Holdings Preferred Equity), then the Cure Amount shall cease to increase Consolidated EBITDA for the Cure Period.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01. Appointment and Authority; Limitations on Lenders. Each of the Lenders hereby irrevocably appoints Babson Capital to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, except for Borrower’s right to be consulted as expressly permitted in Section 9.06 and no Loan Party shall have rights as a third party beneficiary of any of such provisions (although each Loan Party shall be bound by such provisions). Administrative Agent shall be authorized to determine whether any conditions to funding any Loan have been satisfied. Actions taken by Administrative Agent hereunder, under the other Loan Documents or upon the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary), shall be binding upon each Lender.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower or any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.02. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to take any action that, in its opinion may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken (including any apportionment or distribution of payments) or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Administrative Agent by Borrower or a Lender. Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of this Agreement.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, in consultation with Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral (although shall have no duties with respect thereto) until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers or Agents (other than Administrative Agent) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

9.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Loan Parties and the Lender Parties hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lender Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lender Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Security Instruments, Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by Administrative Agent or Borrower at any time, the Lender Parties will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.

9.10. Collateral Matters. The Lender Parties irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder (other than under Section 7.01(u)); and (c) to release any Subsidiary from its obligations under the Loan Documents (and all Liens granted by such Subsidiary) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 9.10.

9.11. Other Collateral Matters.

(a) Care of Collateral. Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b) Lenders as Agent For Perfection by Possession or Control. Administrative Agent and Lender Parties appoint each Lender as agent (for the benefit of Lender Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

9.12. Right to Perform, Preserve and Protect. If any Loan Party fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Loan Parties’ expense. Administrative Agent is further authorized by the Loan Parties and the Lender Parties to, upon the occurrence and during the continuance of an Event of Default, make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Loan Parties, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Loan Party hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 9.12. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 9.12, in accordance with the provisions of Section 10.04.

9.13. [Reserved].

9.14. Designation of Additional Agents. The Administrative Agent, subject to the consent of the Borrower (not to be unreasonably withheld), shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

9.15. Authorization to Enter into Intercreditor Agreement. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to enter into the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement.

ARTICLE X
MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment, other than any mandatory prepayment in respect of Excess Cash Flow (including any definitions directly affecting the same)) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or Eurodollar Rate Loans, as applicable) or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend or waive compliance with any financial covenant hereunder (or any defined term used therein);

(d) change the provisions requiring pro rata payments to the Lenders set forth herein (including Section 2.13) without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release Borrower or all or substantially all of the Guarantors from this Agreement or release any material Security Instrument to which any such Person is a party without the written consent of each Lender, except to the extent such Person is the subject of a Disposition permitted by Section 7.05 (in which case such release may be made by Administrative Agent acting alone); or

(g) release all or substantially all of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 7.05) or as provided in the other Loan Documents (in which case such release may be made by Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or any class of Lenders and that has been approved by the Required Lenders, Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender or its Affiliates (in their capacities as such) as consideration for the agreement by such Lender to any amendment, waiver, consent or release with respect to any Loan Document, unless such remuneration or value is concurrently offered, on the same terms, on a ratable basis to all Lenders providing their agreement. Notwithstanding the terms of this Agreement or any amendment, waiver, consent or release with respect to any Loan Document, Non-Consenting Lenders shall not be entitled to receive any fees or other compensation paid to the Lenders in connection with any amendment, waiver, consent or release approved in accordance with the terms of this Agreement by the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement, including this Section 10.01, and the other Loan Documents may be amended (or amended and restated) by the Administrative Agent and the Borrower in connection with an Increase (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Lenders to share ratably in prepayments following any such increase to the Term Loan Facility or the provision of any incremental term loan), the Security Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that such increase to the Term Loan Facility or the provision of any Increase are appropriately incorporated herein (including this Section 10.01).

In addition, notwithstanding anything to the contrary contained in Section 10.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email (including as a .pdf file) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

if to a Loan Party or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (d) below:

(i)	If to Administrative Agent:

Babson Capital Finance LLC

c/o Babson Capital Management LLC

30 South Wacker Drive, Suite 3920

Chicago, IL 60606

Attention: Patrick M. Hartman

Facsimile No.: (312) 930-7619

Telephone No.: (312) 257-9461

Email: pmhartman@babsoncapital.com

	With a copy to:	Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Attention: Matthew D. O’Meara, Esq. Facsimile No.: (312) 782-8585 Telephone No. (312) 269-4209 Email: momeara@jonesday.com

(ii)	If to a Loan Party:

FTS Holding Corporation

1000 Continental Drive

Suite 300

King of Prussia, Pennsylvania 19406

Attention: Charles Bernicker

Facsimile No.: (484) 581-2201

Telephone No.: (877) 828-0720

Email: cbernicker@cardconnect.com

With a copy to:	Kirkland & Ellis LLP 555 California Street San Francisco, CA 94104 Attention: Francesco Penati Telephone No.: (415) 439-1924 Email: francesco.penati@kirkland.com

And

Ledgewood PC Two Commerce Square, Suite 3400 2001 Market Street Philadelphia, PA 19103 Attention: J. Baur Whittlesey Telephone No.: (215) 731-9450 Email: JWhittlesey@ledgewood.com if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Loan Parties).

Notices sent by hand or overnight courier service or by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed given to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. Each Loan Party hereby acknowledges that Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower and Administrative Agent, may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Lender, or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay all reasonable and documented out-of-pocket expenses (including any Extraordinary Expenses) incurred by Administrative Agent and its Affiliates (whether incurred prior to or during any workout, restructuring or negotiations in respect of the Obligations), (i) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of one law firm providing counsel for Administrative Agent and (ii) in connection with (A) the syndication and administration of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral. Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender Parties who are not Administrative Agent or any Affiliate of the Administrative Agent, after the occurrence and during the continuance of an Event of Default; provided, that, such Lender Parties shall be entitled to reimbursement for no more than one law firm providing counsel representing all such Lender Parties (absent a conflict of interest in which case the Lender Parties may engage and be reimbursed for an additional law firm providing counsel for all similarly situated persons) and local or specialty law firm providing counsel, as needed (the foregoing, collectively being referred to as “Lender Party Expenses”).

(b) Indemnification by Loan Parties. Each Loan Party shall indemnify Administrative Agent (and any sub-agent thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (limited as set forth in the proviso to clause (a) above)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Lender Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Lender Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, the Sponsor or any of its Affiliates or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document by such Indemnitee, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent); and provided, further, that, the obligation of the Lenders to so indemnify shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent or Related Party. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnity or reimbursement obligations under this Section 10.04 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

10.05. Marshalling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Lender Party, or a Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Term Loan Facility or any Increase, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment or Loan in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and any tax forms required to be delivered pursuant to Section 3.01(e); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further, that such fee shall not be payable in connection with an assignment to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made to (A) Sponsor or any Affiliate of Sponsor, Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

Subject to acceptance and recording thereof by Administrative Agent in the Register pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d); provided that an assignment or transfer not in compliance with Section 10.06(b)(iv) shall be void and of no force or effect.

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (in such capacity, subject to Section 10.17), shall maintain at Administrative Agent’s Office in the U.S. a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of and subject to the obligations of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender granting a participation shall as a non-fiduciary agent of the Borrower maintain in the U.S. a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 10.06(c). No transfer of a participation shall be effective unless recorded in such Participation Register. Each Participation Register shall be available for inspection by the Borrower during normal business hours upon prior reasonable notice to the applicable Lender maintaining the Participant Register to the extent required to cause the Obligations to be in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Treasury Regulation Sections 5f.103-1 and 1.871-14(c). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participation Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07. Treatment of Certain Information; Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Lender Party agrees to use commercially reasonable efforts (to the extent permitted by law and practical to do so) to notify the Borrower promptly thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties other than as a result of a breach of any duty of confidentiality.

For purposes of this Section, “Information” means all information received from Sponsor, any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from Sponsor, a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC” may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lender Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Each of the Loan Parties hereby authorizes Administrative Agent to publish the name and logo of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Administrative Agent elects to publish. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

Information may be disclosed to rating agencies if requested or required by such agencies in connection with a rating or credit estimate relating to the Loans or Commitments hereunder to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a Securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such Securitization.

“Securitization” means an existing or proposed public or private offering of securities by, or other financing facility involving, a Lender or any of its Affiliates or their respective successors and assigns, which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, only after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) (other than trust accounts, withholding accounts, fiduciary accounts and payroll accounts so long as, with respect to payroll accounts, the amount on deposit therein is not in excess of the amounts necessary for purposes of funding current payroll liabilities and amounts necessary to meet minimum balance requirements applicable to such account) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender Parties, regardless of any investigation made by any Lender Party or on their behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Further, the provisions of Sections 3.01, 3.04 and 3.05 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary to protect the Lender Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c) in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Lender Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Lender Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Lender Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Lender Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18. Attachments. Any exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI
CONTINUING GUARANTEE

11.01. Guarantee.

(a) Holdings and each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and performance and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof, subject to the limitations set forth in Section 10.04(a) hereof). Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings and each Subsidiary Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, subject to manifest error. This Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings or any Subsidiary Guarantor under this Guarantee (other than defense of payment), and Holdings and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than defense of payment).

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.01(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.01(b), or otherwise hereunder, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.01(b) shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Guarantor intends that this Section 11.01(b) constitute, and this Section 11.01(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.02. Rights of Lenders. Holdings and each Subsidiary Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof and subject only to the terms of this Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guarantee or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Administrative Agent, and the Lenders in their sole discretion may determine in accordance with the terms of the Loan Documents; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings and each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings or any Subsidiary Guarantor under this Guarantee or which, but for this provision, might operate as a discharge of Holdings or any Subsidiary Guarantor.

11.03. Certain Waivers.

(a) Holdings and each Subsidiary Guarantor waives, to the fullest extent permitted by law, (i) any defense arising by reason of any disability or other defense of Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of Borrower; (ii) any defense based on any claim that Holdings’ or any Subsidiary Guarantor’s obligations exceed or are more burdensome than those of Borrower; (iii) the benefit of any statute of limitations affecting Holdings’ or any Subsidiary Guarantor’s liability hereunder; (iv) any right to require any Lender Party to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (vi) to the fullest extent permitted by law, any and all other defenses (other than a defense of Payment in Full) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings and each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Obligations, except as otherwise expressly set forth in this Agreement.

(b) Holdings and each Subsidiary Guarantor agrees that its obligations hereunder are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which Borrower or other Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guarantee); (iv) the insolvency of Borrower or any other Loan Party; (v) any election by Administrative Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by Borrower or other Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Administrative Agent or any Lender against Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except defense of payment.

(c) Holdings and each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against Borrower, or any other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Holdings or such Subsidiary Guarantor. Holdings and each Subsidiary Guarantor waives, to the fullest extent permitted by law, all defenses available to a surety, guarantor or accommodation co-obligor other than defense of payment. It is agreed among Holdings and each Subsidiary Guarantor, Administrative Agent and Lenders that the provisions of this Article XI are essential to the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans. Holdings and each Subsidiary Guarantor acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(d) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Article XI. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, Holdings and each Subsidiary Guarantor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Holdings or any Subsidiary Guarantor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against Borrower shall not impair Holdings’ and each Subsidiary Guarantor’s obligation to pay the full amount of the Obligations.

11.04. Obligations Independent. The obligations of Holdings and each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings and each Subsidiary Guarantor to enforce this Guarantee whether or not Borrower or any other person or entity is joined as a party.

11.05. Subrogation. Neither Holdings, nor Borrower nor any Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guarantee until the Facility Termination Date. If any amounts are paid to Holdings or any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to Administrative Agent to reduce the amount of the Obligations, whether matured or unmatured.

11.06. Termination; Reinstatement. This Guarantee is a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date (or, as to any applicable Guarantor, until the sale or Disposition of such Guarantor in a transaction permitted hereunder). Notwithstanding the foregoing, this Guarantee shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or Holdings or any Subsidiary Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guarantee and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings and each Subsidiary Guarantor under this paragraph shall survive termination of this Guarantee.

11.07. Subordination. Holdings and each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Holdings and each Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Holdings or any Subsidiary Guarantor as subrogee of the Lender Parties or resulting from Holdings’ or any Subsidiary Guarantor’s performance under this Guarantee, to the indefeasible Payment in Full of all Obligations. If the Required Lenders so request after the occurrence and during the continuance of any Event of Default, any such obligation or indebtedness of Borrower to Holdings or any Subsidiary Guarantor shall be enforced and performance received by Holdings or any Subsidiary Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Administrative Agent to be applied to the Obligations, but without reducing or affecting in any manner the liability of Holdings or any Subsidiary Guarantor under this Guarantee.

11.08. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or any Subsidiary Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings and each Subsidiary Guarantor immediately upon demand by the Lender Parties.

11.09. Condition of Borrower. Holdings and each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as Holdings and each Subsidiary Guarantor requires, and that none of the Lender Parties has any duty, and neither Holdings, nor Borrower, nor any Subsidiary Guarantor is relying on the Lender Parties at any time, to disclose to Holdings or any Subsidiary Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (Holdings and each Subsidiary Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

11.10. Limitation of Liability. Notwithstanding any provision of this Article XI to the contrary, it is intended that the provisions of this Article XI not constitute a “Fraudulent Conveyance” (as defined below). Consequently, each Lender Party and Loan Party agrees that if the provisions of this Article XI, or any Liens securing the obligations and liabilities arising pursuant to this Article XI, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement and each such Lien shall be valid and enforceable only to the maximum extent that would not cause such provisions or such Lien to constitute a Fraudulent Conveyance, and such provisions shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any Governmental Authority as in effect from time to time.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

FINTECH MERGER SUB, INC.

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	President

HOLDINGS:

FINTECH ACQUISITION CORP.

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Chief Executive Officer and President

SUBSIDIARY GUARANTORS:

CARDCONNECT, LLC

By:	/s/ Jeffrey Shanahan
Name:	Jeffrey Shanahan
Title:	Chief Executive Officer and President

PRINCETON PAYMENT SOLUTIONS, LLC

By:	/s/ Jeffrey Shanahan
Name:	Jeffrey Shanahan
Title:	Chief Executive Officer and President

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

BABSON CAPITAL FINANCE LLC as Administrative Agent

By:	/s/ Mark Hindson
Name:	Mark Hindson
Title:	Managing Director

LENDERS:

BABSON CAPITAL FINANCE, LLC as a Lender

By:	Babson Capital Management LLC, as its Investment Manager

By:	/s/ Mark Hindson
Name:	Mark Hindson
Title:	Managing Director

C.M. LIFE INSURANCE COMPANY, as a Lender

By:	Babson Capital Management LLC, as its Investment Adviser

By:	/s/ Mark Hindson
Name:	Mark Hindson
Title:	Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as a Lender

By:	Babson Capital Management LLC, as its Investment Adviser

By:	/s/ Mark Hindson
Name:	Mark Hindson
Title:	Managing Director

Signature Page to Credit Agreement